Exhibit 4.3

EXECUTION COPY

CREDIT AGREEMENT
Dated as of April 6, 2018

among
HARLEY-DAVIDSON, INC. and HARLEY-DAVIDSON FINANCIAL SERVICES, INC.,
as the U.S. Borrowers,
HARLEY-DAVIDSON CREDIT CORP.
as the Guarantor,
THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,
JPMORGAN CHASE BANK, N.A.,
as Global Administrative Agent,
CITIBANK, N.A.,
as Syndication Agent and
THE TORONTO-DOMINION BANK, NEW YORK BRANCH and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

______________________________________________________________________________

JPMORGAN CHASE BANK, N.A., CITIGROUP GLOBAL MARKETS INC.,
TD SECURITIES (USA) LLC and U.S. BANK NATIONAL ASSOCIATION,
as Co-Lead Arrangers
and
JPMORGAN CHASE BANK, N.A., CITIGROUP GLOBAL MARKETS INC.,
TD SECURITIES (USA) LLC and U.S. BANK NATIONAL ASSOCIATION,
as Joint Bookrunners

US-DOCS\99602179.6

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS 1
1.1 Certain Defined Terms..........................................................................................................1
ARTICLE II THE CREDITS    21

i

ARTICLE III CHANGE IN CIRCUMSTANCES    36

ARTICLE IV CONDITIONS PRECEDENT    43
4.1 Initial Loans.........................................................................................................................    43
4.2 Each Loan.............................................................................................................................    44
ARTICLE V REPRESENTATIONS AND WARRANTIES    44
5.1 Representations and Warranties.............................................................................................    44
ARTICLE VI COVENANTS    46

ARTICLE VII DEFAULTS    53
7.1 Defaults....................................................................................................................................    53
ARTICLE VIII ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES    55

8.4 Preservation of Rights................................................................................................................    58
ARTICLE IX GENERAL PROVISIONS    58

ARTICLE X THE GLOBAL ADMINISTRATIVE AGENT    63

ARTICLE XI SETOFF; RATABLE PAYMENTS    66
11.1 Setoff..........................................................................................................................................    66
11.2 Ratable Payments.......................................................................................................................    66
ARTICLE XII GUARANTEE    66
ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    70

13.6 Non-Use of HDFS’ Licensed Marks    75
ARTICLE XIV NOTICES    75
14.1 Giving Notice..............................................................................................................................    75
14.2 Change of Address......................................................................................................................    76
ARTICLE XV COUNTERPARTS    76
15.1 Counterparts; Effectiveness; Electronic Execution.....................................................................    76

EXHIBITS AND SCHEDULES
Exhibits

EXHIBIT A	-- Commitments (Definitions)

EXHIBIT B-1	-- Form of Syndicated Global Note (Definitions)

EXHIBIT B-2	-- Form of Bid Rate Note (Definitions)

EXHIBIT C	-- Form of Assignment Agreement (§13.3)

EXHIBIT D	-- List of Closing Documents (§ 4.1)

EXHIBIT E-1	-- Form of Increasing Lender Supplement (§ 2.4(b))

EXHIBIT E-2	-- Form of Augmenting Lender Supplement (§ 2.4(b))

v

Schedules

Schedule I	-- Funding Protocols re: Syndicated Global Loans (Definitions, § 2.6)

Schedule II	-- Intercompany Subordination Terms (Definitions)

Schedule 6.2.2(c)	-- Liens (§ 6.2.2(c))

CREDIT AGREEMENT
This Credit Agreement dated as of April 6, 2018 is entered into among Harley-Davidson, Inc., a Wisconsin corporation, Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson Credit Corp., a Nevada corporation, the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement, an augmenting lender supplement pursuant to Section 2.4(b) or an assignment and assumption pursuant to Section 13.3, JPMorgan Chase Bank, N.A., as the Global Administrative Agent, Citibank, N.A., in its capacity as Syndication Agent and The Toronto-Dominion Bank, New York Branch and U.S. Bank National Association, each in its capacity as a Documentation Agent. The parties hereto agree as follows:
ARTICLE I DEFINITIONS
1.1     Certain Defined Terms. In addition to the terms defined in other sections of this Agreement, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:
As used in this Agreement:
“Absolute Rate Auction” has the meaning specified in Section 2.10(b)(i) hereof.
“Advance” means a Bid Rate Advance or Syndicated Global Advance.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, membership, ownership or other equity interests, by contract or otherwise.
“Agent Party” has the meaning assigned to such term in Section 14.1(c).
“Aggregate Commitment” means the aggregate of the Commitments of all the Syndicated Global Lenders, as reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Commitment is $780,000,000.
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate outstanding principal Dollar amount of all Lenders’ Syndicated Global Loans at such time.
“Agreement” means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.
“Agreement Accounting Principles” means, subject to Section 9.8, generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used by Harley in its preparation of its audited financial statements for the year ended December 31, 2017 (except for changes to such application as are concurred on by Harley’s independent public accountants); provided that, if Harley notifies the Global Administrative Agent that Harley wishes to amend Section 6.3 to eliminate the effect of any change in Agreement Accounting Principles (or in the application thereof) on the operation of such covenant (or if the Global Administrative Agent notifies Harley that the Required Lenders wish to amend Section 6.3 for such purpose), then Harley’s compliance with such section shall be determined on the basis of

Agreement Accounting Principles as in effect without giving effect to the relevant change in Agreement Accounting Principles (or in the application thereof), until either such notice is withdrawn or such Section is amended in a manner satisfactory to Harley and the Required Lenders.
“Alternate Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the NYFRB Rate in effect on such day; and (c) the Eurodollar Rate for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on LIBOR (or if LIBOR is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective on the effective date of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Fee Rate” is defined in Section 2.6(b) hereof.
“Applicable Margin” is defined in Section 2.6(b) hereof.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means JPMorgan Chase Bank, N.A. or Citigroup Global Markets Inc. and “Arrangers” means, collectively, JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc.
“Augmenting Lender” has the meaning specified in Section 2.4(b) hereof.
“Authorized Officer” means any of the chief executive officer, chief financial officer, any vice president, controller, treasurer or any other officer of the relevant Borrower from time to time designated by an Authorized Officer in writing to the Global Administrative Agent as an Authorized Officer, acting singly.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” is defined in Article XII hereof.

“Base Rate Advance” means a Syndicated Global Advance which bears interest at the Alternate Base Rate.
“Base Rate Loan” means a Syndicated Global Loan, or portion thereof, which bears interest at the Alternate Base Rate.
“Bid Rate Advance” means a borrowing consisting of simultaneous Bid Rate Loans to a Global Borrower from each of the Syndicated Global Lenders whose offer to make a Bid Rate Loan as part of such borrowing has been accepted by such Global Borrower under the applicable auction bidding procedure described in Section 2.10.
“Bid Rate Advance Borrowing Notice” is defined in Section 2.10(b)(i) hereof.
“Bid Rate Loan” means a loan by a Syndicated Global Lender to a Global Borrower as part of a Bid Rate Advance resulting from the applicable auction bidding procedure described in Section 2.10.
“Bid Rate Note” means a promissory note of a Global Borrower payable to any Syndicated Global Lender, in substantially the form of Exhibit B-2 hereto, evidencing the indebtedness of such Global Borrower to such Syndicated Global Lender resulting from the Bid Rate Loans made by such Syndicated Global Lender to such Global Borrower.
“Bid Rate Reduction” means the reduction in availability under the Aggregate Commitment as a result of outstanding Bid Rate Loans.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means any of the U.S. Borrowers, and “Borrowers” means, collectively, the U.S. Borrowers.
“Borrowing Date” means a date on which an Advance or a Loan is made hereunder.
“Borrowing Notice” means a Syndicated Global Advance Borrowing Notice or a Bid Rate Advance Borrowing Notice.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are generally open for commercial banking business in New York, New York and on which dealings in United States Dollars are carried on in the London interbank market; and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are generally open for commercial banking business in New York, New York.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles in effect as of the Closing Date.

“Change” is defined in Section 3.2 hereof.
“Change of Control” means any transaction or event as a result of which: (a)     (i) any Person or two or more Persons acting in concert (other than any Related Person) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Harley (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of Harley; or (ii) during any period of up to 12 consecutive calendar months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of Harley shall cease for any reason to constitute a majority of the board of directors of Harley (except to the extent that individuals who, at the beginning of such 12-month period, were directors of Harley were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of Harley or (y) nominated for election by a majority of the remaining members of the board of directors of Harley and thereafter elected as directors by the shareholders of Harley or (z) approved or appointed by a majority of the remaining members of the board of directors of Harley) or (b) in each case other than as a result of a transaction permitted under Section 6.2.3, (i) Harley, directly or through one or more Subsidiaries, shall cease to own of record and beneficially, with sole voting power, in the aggregate, at least fifty-one percent (51%) of the issued and outstanding class or classes of Voting Stock of HDFS (such percentage measured by voting power rather than number of shares) or (ii) HDFS, directly or through one or more Subsidiaries, shall cease to own of record and beneficially, with sole voting power, all of the issued and outstanding Voting Stock of HDCC.
“Closing Date” means April 6, 2018.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Combination” has the meaning assigned to such term in Section 2.4(a)(ii).
“Combined Lender” has the meaning assigned to such term in Section 2.4(a)(ii).
“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.
“Commitment” means, for each Syndicated Global Lender, the obligation of such Syndicated Global Lender to make Syndicated Global Loans in an amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Commitment” or contained in the assignment and assumption by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and assumption.
“Communications” has the meaning assigned to such term in Section 14.1(c).
“Company” means any Borrower or the Guarantor, individually, and “Companies” means each of the Borrowers and the Guarantor, collectively.
“Consolidated” refers to the consolidation of accounts (or Subsidiaries, as applicable) in accordance with Agreement Accounting Principles.

“Consolidated Equity” is defined in Section 6.3(A) hereof.
“Consolidated Finco Debt” is defined in Section 6.3(A) hereof.
“Consolidated Net Income” of any Person for any period means the Consolidated net income (or loss) of such Person for such period, as shall be determined in accordance with Agreement Accounting Principles.
“Consolidated Net Worth” of any Person means such Person’s Consolidated shareholders’ equity, as shall be determined in accordance with Agreement Accounting Principles.
“Consolidated Opco Debt” is defined in Section 6.3(A) hereof.
“Consolidated Shareholders’ Equity” is defined in Section 6.3(A) hereof.
“Consolidated Total Assets” means, as of the date of any determination thereof, the Consolidated total assets of Harley and its Subsidiaries as of such date, as shall be determined in accordance with Agreement Accounting Principles.
“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. It is understood and agreed that the amount of liability in respect of any Contingent Obligation of any Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation exists and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such Person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by Harley in good faith.
“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.
“Conversion/Continuation Notice” is defined in Section 2.8(D) hereof.
“Credit Party” means any Lender or the Global Administrative Agent, individually, and “Credit Parties” means each of the Lenders and the Global Administrative Agent, collectively.

“Cure Loan” is defined in Section 8.2 hereof.
“Default” means an event described in Article VII hereof.
“Defaulting Lender” means any Lender, as determined by the Global Administrative Agent, that has (a) within three (3) Business Days of the date required to be funded or paid failed to (i) fund its Pro Rata Share of any Advance or Loan or (ii) pay over to the Global Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Global Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified any Company, the Global Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after written request by the Global Administrative Agent, to provide a certification in writing from an authorized officer of such Lender that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Global Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it), (d) otherwise failed to pay over to the Global Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and/or (f) become the subject of a Bail-In Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority or an instrumentality thereof.
“Disqualified Institutions” means (a)(i) those Persons that are reasonably determined by Harley to be (A) a competitor of any of the Companies or any of their Subsidiaries or (B) a Person that is, or is owned or controlled by, a participant in the transportation industry and/or a credit union in the business of providing commercial and/or consumer financing for the purchase of products of a type sold by one or more of the Companies and/or their Affiliates (the entities in this clause (B) being referred to as “transportation industry entities”), and (ii) those banks, financial institutions and other institutional lenders that, in the case of each of the foregoing clauses (a)(i) and (a)(ii), have been specifically identified by Harley to the Global Administrative Agent and the Lenders in writing prior to the Closing Date; provided that, Harley, by notice to the Global Administrative Agent and the Lenders after the Closing Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are competitors of the Companies or are transportation industry entities, and each such supplement shall become effective three (3) Business Days after delivery thereof to the Global Administrative Agent and the Lenders (including through an Electronic System), but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans) in accordance with this Agreement and (b) any Affiliate of a Person described in the immediately preceding clause (a), to the extent such Affiliate (i) is clearly identifiable as an affiliate of the applicable competitor, transportation industry entity, bank, financial institution or institutional lender solely by similarity of such Affiliate’s name and (ii) is not a bona fide debt investment fund that is an Affiliate of the applicable competitor, transportation industry entity, bank, financial institution or institutional lender. It is understood and agreed that (i) the Global Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution and (ii) Harley’s failure to deliver such list (or supplement thereto) in accordance with Section 14.1 shall render such list (or supplement thereto) not received and not effective.
“Dollar” and “$” means dollars in the lawful currency of the United States of America.
“DQ List” has the meaning specified in Section 13.3(D)(iv) hereof.
“Earnouts” means any “earnouts” or similar obligations accrued in connection with any acquisition determined in accordance with generally accepted accounting principles.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Syndtrak, Debt Domain and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Global Administrative Agent and any of its Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents, providing for access to data protected by passcodes or other security system.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental

Permit or Hazardous Materials or arising from alleged injury or threat of injury to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Harley’s controlled group, or under common control with Harley, within the meaning of Section 414 of the Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Harley or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Harley or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Base Rate” means, with respect to any Eurodollar Rate Advance for any specified Interest Period, or a Bid Rate Advance pursuant to an Indexed Rate Auction for an Interest Period designated by the relevant Borrower, LIBOR.

“Eurodollar Rate” means, with respect a Eurodollar Rate Loan and a Eurodollar Rate Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.
“Eurodollar Rate Advance” means a Syndicated Global Advance which bears interest at the Eurodollar Rate.
“Eurodollar Rate Loan” means a Syndicated Global Loan, or portion thereof, which bears interest at the Eurodollar Rate.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Global Administrative Agent, (a) taxes imposed on (or measured by) its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Global Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Global Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located and (b) withholding taxes imposed under FATCA.
“Exemption Certificate” is defined in Section 3.5(iv) hereof.
“Existing Credit Agreement” means that certain Credit Agreement dated as of April 7, 2014 among inter alia Harley, HDFS, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as global administrative agent, as such agreement has been amended or otherwise modified prior to the Closing Date.
“Existing Multicurrency Credit Agreement” means that certain 5-Year Credit Agreement dated as of April 7 2016 among inter alia Harley, HDFS and Harley-Davidson Financial Services Canada, Inc., as borrowers, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as global administrative agent, as such agreement has been amended or otherwise modified from time to time prior to the Closing Date.
“Existing 364-Day Credit Agreement” means that certain 364-Day Credit Agreement dated as of May 1, 2017 among inter alia Harley, HDFS, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as global administrative agent, as such agreement has been amended or otherwise modified prior to the Closing Date.
“Extended Termination Date” has the meaning assigned to such term in Section 2.19(A).
“Extending Lender” has the meaning assigned to such term in Section 2.19(B).
“Extension Availability Period” means the period beginning on the Closing Date and ending on April 15, 2023.
“Extension Date” has the meaning assigned to such term in Section 2.19(A).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Finance Receivables” means dealer wholesale receivables, retail installment contracts, promissory notes, retail leases, charge accounts or other receivables, chattel paper or other similar financial assets originated, acquired or serviced in the ordinary course of business by any of the Companies or their Subsidiaries and shall include all related collateral and assets and any retained assets in respect of any of the foregoing.
“Finance Receivables Subsidiary” means a special purpose, bankruptcy remote corporation, partnership, limited liability company or trust which is wholly-owned, directly or indirectly, by any one or more of the Companies, and which is formed for the sole and exclusive purpose of (i) purchasing or otherwise acquiring Finance Receivables from one or more of the Companies or their respective Subsidiaries, (ii) financing such purchases or otherwise facilitating a Permitted Finance Receivables Securitization and (iii) conducting activities related thereto.
“Finco” means HDFS and HDCC.
“Finco Leverage Ratio” is defined in Section 6.3(A) hereof.
“Fitch” is defined in Section 2.6(b) hereof.
“Fixed Rate Advance” means a Eurodollar Rate Advance.
“Fixed Rate Loan” means a Eurodollar Rate Loan.
“Floating Rate” means the Alternate Base Rate.
“Floating Rate Advance” means a Base Rate Advance.
“Floating Rate Loan” means a Syndicated Global Loan, or portion thereof, which bears interest at the Alternate Base Rate or any other floating rate, as applicable, plus the Floating Rate Margin (if any).
“Floating Rate Margin” means a rate per annum equal to the amount (if any) by which the Applicable Margin exceeds 1.00%.
“Global Administrative Agent” means JPMorgan Chase Bank, N.A. (including any office, branch or affiliate of JPMorgan Chase Bank, N.A.) in its capacity as contractual representative for itself and the Lenders pursuant to Article X hereof and any successor Global Administrative Agent appointed pursuant to Article X hereof.

“Global Borrower” means either of the U.S. Borrowers and “Global Borrowers” means, collectively, the U.S. Borrowers, in each case together with its respective successors and permitted assigns.
“Global Rate Option” means the Eurodollar Rate or Alternate Base Rate.
“Governmental Authority” means any nation or government, any monetary authority, any federal, state, provincial, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” is defined in Article XII hereof.
“Guarantor” means HDCC and its successors and permitted assigns.
“Harley” means Harley‑Davidson, Inc., a Wisconsin corporation, and its successors and assigns.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“HDCC” means Harley-Davidson Credit Corp., a Nevada corporation, and its successors and permitted assigns.
“HDFS” means Harley-Davidson Financial Services, Inc., a Delaware corporation, and its successors and permitted assigns.
“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR”.
“Increasing Lender” has the meaning specified in Section 2.4(b) hereof.
“Incremental Term Loan” has the meaning specified in Section 2.4(b) hereof.

“Incremental Term Loan Amendment” has the meaning specified in Section 2.4(b) hereof.
“Indebtedness” of any Person means, without duplication, (a) the principal of all obligations of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) the principal of all obligations of such Person evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (other than obligations in respect of (x) trade letters of credit and (y) standby letters of credit (excluding any standby letter of credit (1) supporting Indebtedness of any Person or (2) obtained for any purpose not in the ordinary course of business)) (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capitalized Leases) or services, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), (c) the net capitalized amount of all Capitalized Lease Obligations of such Person, (d) Indebtedness, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (excluding in any event obligations in respect of Permitted Finance Receivables Securitizations to the extent such obligations would not appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles), (e) Contingent Obligations of such Person in respect of Indebtedness of others and (f) net Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all uncontingent obligations as described above and the liability with respect to any such Contingent Obligations at such date as calculated in accordance with the definition of “Contingent Obligation” and (ii) in the case of Indebtedness of others secured by a Lien to which the Property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured (provided that if such Person has not assumed or become liable for the payment of such Indebtedness, it shall be taken into account only to the extent of the book value or fair market value, whichever is greater, of the Property subject to such Indebtedness). Notwithstanding the foregoing, Indebtedness shall exclude (i) obligations in respect of Permitted Finance Receivables Securitizations to the extent such obligations would not appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles, (ii) all intercompany indebtedness, obligations and Contingent Obligations, all to the extent owing by and among one or more of the Companies and their Subsidiaries, (iii) all obligations under the Support Agreement or other support agreements among one or more of the Companies, (iv) Earnouts and (v) any Indebtedness that has been defeased and/or discharged, provided that funds in an amount equal to all such Indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance and/or discharge) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such Indebtedness. The amount of Indebtedness of Harley and any Subsidiary hereunder shall be calculated without duplication of guaranty obligations of Harley or any Subsidiary in respect thereof.
“Indemnified Matters” is defined in Section 9.6(B) hereof.
“Indemnitees” is defined in Section 9.6(B) hereof.
“Indexed Rate Auction” is defined in Section 2.10(b)(i) hereof.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) Harley, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.
“Information Memorandum” means the Confidential Information Memorandum dated March 2018 relating to the Borrowers and the Transactions.
“Interest Period” means, with respect to a Eurodollar Rate Loan, a period of one (1) week or one (1), two (2), three (3) or six (6) months (or such other period of time as is consented to by each of the Lenders) commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. For Eurodollar Rate Loans, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1) week or one (1), two (2), three (3) or six (6) months thereafter (or such other period of time as is consented to by each of the Lenders); provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or other applicable) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or other applicable) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that, except in the case of a one (1) week Interest Period, for Eurodollar Rate Loans, if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Global Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.
“Lender Notice Date” has the meaning assigned to such term in Section 2.19(B).
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the lending institutions listed on the signature pages of this Agreement and any other Person that shall have become a Lender hereunder pursuant to Section 2.4(b), including each Syndicated Global Lender and their respective successors and assigns.
“Lending Installation” means, with respect to a Lender or the Global Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Global Administrative Agent.
“LIBOR” means, for any Eurodollar Rate Loan for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on the applicable LIBOR Reference Page for Dollars as of the applicable LIBOR Fixing Time and, in each case, having a maturity approximately equal to the requested Interest Period (in each case the “LIBOR Screen Rate”);

provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, (A) if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then LIBOR for such Interest Period shall be the Interpolated Rate and (B) if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBOR” shall be subject to Section 3.3.
“LIBOR Fixing Time” means the relevant fixing date and/or time described in Schedule I.
“LIBOR Reference Page” means, with respect to any London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars, page LIBOR01 of the Reuters screen that displays such rate or, in the event such rate does not appear on such Reuters page or screen, any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Global Administrative Agent from time to time in its reasonable discretion (and consistent with any such selection by the Global Administrative Agent generally under substantially similar credit facilities for which it acts as administrative agent) at approximately 11:00 a.m., London time, at the LIBOR Fixing Time for such Interest Period.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBOR”.
“Lien” means any security interest, lien (statutory or other) or other similar charge or encumbrance of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement (excluding operating leases)).
“Loan” means a Syndicated Global Loan or a Bid Rate Loan.
“Loan Account” is defined in Section 2.14(E) hereof.
“Loan Documents” means this Agreement, the Notes, the Support Agreement and all other documents, instruments and agreements executed pursuant thereto or contemplated thereby, in each case as the same may be amended, restated or otherwise modified and in effect from time to time.
“Material Adverse Change” means any material adverse change in the business, assets, operations or financial condition of Harley and its Subsidiaries taken as a whole (excluding changes or effects in connection with specific events (and not general economic or industry conditions) applicable specifically to Harley and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date).
“Material Adverse Effect” means any event, development or circumstance that has had a material adverse effect on (a) the business, assets, operations or financial condition of Harley and its Subsidiaries taken as a whole (excluding changes or effects in connection with specific events (and not general economic or industry conditions) applicable specifically to Harley and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date)

or (b) the validity or enforceability against the Companies of any of the Loan Documents or the rights or remedies of the Global Administrative Agent and the Lenders against the Companies thereunder.
“Material Subsidiary” means, at any time, any Subsidiary of Harley with a Net Worth (after elimination of intercompany assets) equal to or greater than 10% of Consolidated Net Worth of Harley (as of the end of the most recent fiscal quarter), or Net Income (after elimination of intercompany revenues) for the period of four consecutive fiscal quarters then most recently ended during which the Consolidated Net Income of Harley was not a loss equal to or greater than 10% of Consolidated Net Income (for such period) of Harley; provided that, if at any time the aggregate amount of Harley’s Consolidated Net Income for such period attributable to Subsidiaries that are not Material Subsidiaries exceeds thirty percent (30%) of Harley’s Consolidated Net Income for such period, Harley shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries until such designation is no longer necessary to comply with this proviso; provided further, that no Subsidiary of Harley that is not a Consolidated Subsidiary of Harley shall be deemed to be a “Material Subsidiary”.
“Moody’s” is defined in Section 2.6(b) hereof.
“Moody’s Rating” is defined in Section 2.6(b) hereof.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Harley or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Harley or any ERISA Affiliate and at least one Person other than Harley and the ERISA Affiliates or (b) was so maintained and in respect of which Harley or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Income” of any Person for any period means the net income (or loss) of such Person for such period, as shall be determined in accordance with Agreement Accounting Principles.
“Net Worth” of any Person means such Person’s consolidated shareholders’ equity, as shall be determined in accordance with Agreement Accounting Principles.
“Non-Extending Lender” has the meaning assigned to such term in Section 2.19(B).
“Non Pro Rata Loan” is defined in Section 8.2 hereof.
“Non-U.S. Lender” is defined in Section 3.5(iv) hereof.
“Notes” means the Syndicated Global Notes and the Bid Rate Notes.
“Notice of Assignment” is defined in Section 13.3(B) hereof.
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Global Administrative Agent from a Federal funds broker unaffiliated with the Global Administrative Agent of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to the Global Administrative Agent, any Arranger, any Lender, any Affiliate of any of the foregoing or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to any Borrower under this Agreement or any other Loan Document.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Other Taxes” is defined in Section 3.5 hereof.
“Outstanding Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal Dollar amount of its Syndicated Global Loans outstanding at such time.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant Register” is defined in Section 13.2(D) hereof.
“Participants” is defined in Section 13.2(A) hereof.
“Payment Date” means the last Business Day of each calendar quarter and the Termination Date.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Finance Receivables Securitization” means any financial asset financing program or facility providing for the sale, conveyance, pledge or other transfer of Finance Receivables by any of the Companies or their respective Subsidiaries to a trust or to one or more limited purpose finance companies, special purpose entities or financial institutions or other third party investors or financiers, either directly or through one or more Subsidiaries.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.1.2 hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are either (i) not overdue for a period of more than forty-five (45) days or (ii) being contested in good faith and by proper actions and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance or similar legislation or to secure public or statutory obligations and/or securing liability for reimbursement or indemnification obligations to insurance carriers providing property, casualty or liability insurance to one or more of the Companies and/or the Material Subsidiaries; (d)(i) easements, rights of way and other encumbrances on title to real Property, (ii) zoning, building, entitlement and other land use regulations and (iii) any zoning or similar law, rule, regulation or requirement or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property, in each of the foregoing cases that does not render title to the Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its present purposes; (e) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against any of the Companies or any of their Subsidiaries which do not constitute a Default under Section 7.1(f); (f) Liens arising from leases, subleases, licenses or sublicenses granted to others which do not interfere in any material respect with the business of the Companies or any of their Subsidiaries; (g) any interest or title of the lessor in the Property subject to any operating lease entered into by any of the Companies or any of their Subsidiaries in the ordinary course of business; (h) Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by this Agreement; (i) Liens arising under any retention of title arrangements entered into in the ordinary course of business or over goods or documents of title to goods arising in the ordinary course of documentary credit transactions; (j) Liens arising due to any cash pooling, netting or composite account arrangements between any one or more of the Borrowers and any of their Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits; (k) customary rights of set off, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Borrower or any of its Subsidiaries maintains deposit, disbursement or concentration accounts in the ordinary course of business; (l) any Lien that may from time to time be created under any Loan Document; (m) any Lien on any landlord’s estate or interest in any property that is leased by any Company or Material Subsidiary; (n) Liens securing the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, Contingent Obligations in connection with surety bonds, appeal bonds and similar instruments and other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business; (o) Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or banker’s acceptances are issued; and (p) contractual rights of set-off and similar rights securing Hedging Obligations.
“Permitted Securitization Recourse Obligations” of a Person means recourse obligations of such Person with respect to Finance Receivables sold, pledged or otherwise transferred pursuant to a Permitted Finance Receivables Securitization, if and only if such recourse obligations constitute performance guarantees and/or indemnification or repurchase obligations arising as a result of the breach by such Person of a representation, warranty or covenant in respect of such Finance

Receivables or otherwise in respect of losses, costs or expenses arising as a result of such Permitted Finance Receivables Securitizations, in each case other than (A) recourse for Finance Receivables uncollectible because of bankruptcy, insolvency, lack of creditworthiness or other mere failure to pay on the part of the obligor with respect to such Finance Receivable, and (B) indemnification or repurchase obligations arising from a representation, warranty or covenant relating to the payment of any Indebtedness incurred or securities issued in connection with such Permitted Finance Receivables Securitization.
“Person” means any natural person, corporation, firm, company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably and in good faith by the Administrative Agent) or any similar release by the Board (as determined reasonably and in good faith by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Rata Share” means, with respect to any Syndicated Global Lender, the percentage obtained by dividing (A) such Syndicated Global Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Commitment at such time; provided, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, “Pro Rata Share” means, with respect to any Syndicated Global Lender, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Syndicated Global Lender’s Syndicated Global Loans by (B) the aggregate outstanding principal amount of all Syndicated Global Loans.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 13.3(A) hereof.
“Register” is defined in Section 13.3(C) hereof.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Related Person” means each of the following: (a) Harley, (b) any Subsidiary of Harley or (c) any employee benefit plan of Harley or of any Subsidiary of Harley or any Person organized, appointed or established by Harley for or pursuant to the terms of any such plan.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of contaminants through or in the air, soil, surface water or groundwater.

“Replacement Lender” has the meaning assigned to such term in Section 2.4(a)(ii).
“Required Lenders” means, in all cases subject to Section 8.2(v) hereof, Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the applicable Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).
“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.
“Retired Commitments” has the meaning assigned to such term in Section 2.4(a)(ii).
“S&P” is defined in Section 2.6(b) hereof.
“S&P Rating” is defined in Section 2.6(b) hereof.
“Sanctioned Country” means, at any time, a country or territory which is the subject of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Harley or any ERISA Affiliate and no Person other than Harley and the ERISA Affiliates or (b) was so maintained and in respect of which Harley or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Subordinated Indebtedness” is defined in Section 6.3(A) hereof.
“Subordinated Intercompany Indebtedness” means Indebtedness arising from intercompany loans; provided if the obligor on such Indebtedness is one or more of the Companies

(whether as a primary obligor or a secondary obligor), such Indebtedness shall be subordinated to the Obligations pursuant to the subordination terms attached as Schedule II.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any company, partnership, association, trust, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of Harley.
“Support Agreement” means the Support Agreement dated as of September 26, 1996 between Harley and HDFS evidencing Harley’s agreement to support certain debts of HDFS and its Subsidiaries, together with and as supplemented by the letter agreement dated as of April 7, 2016, the letter agreement dated as of May 1, 2017 and the letter agreement dated as of April 6, 2018, in each case to the Global Administrative Agent from Harley and HDFS pursuant to which certain modifications to the above‑referenced Support Agreement were agreed to for the benefit of the Global Administrative Agent and the Lenders.
“Surviving Commitment” has the meaning assigned to such term in Section 2.4(a)(ii).
“Surviving Lender” has the meaning assigned to such term in Section 2.4(a)(ii).
“Syndicated Global Advance” means a borrowing consisting of simultaneous Syndicated Global Loans of the same Type made to a Global Borrower by each of the Syndicated Global Lenders pursuant to Section 2.1, and in the case of Eurodollar Rate Advances, for the same Interest Period.
“Syndicated Global Advance Borrowing Notice” is defined in Section 2.6(a) hereof.
“Syndicated Global Lender” means any Lender (or any Affiliate, branch or agency thereof) party hereto with a commitment to make Syndicated Global Loans to each Global Borrower.
“Syndicated Global Loan” means a loan by a Syndicated Global Lender to a Global Borrower as part of a Syndicated Global Advance.
“Syndicated Global Note” means, to the extent requested, a promissory note of a Global Borrower payable to any requesting Syndicated Global Lender, in substantially the form of Exhibit B-1 hereto, evidencing the aggregate indebtedness of such Global Borrower to such Syndicated Global Lender resulting from the Syndicated Global Loans made by such Syndicated Global Lender to such Global Borrower.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and any and all liabilities with respect to the foregoing, in each case (i) imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document, but (ii) excluding Excluded Taxes.
“Tax Credit” means a credit against, relief or remission of, or repayment of any Taxes or Other Taxes.

“Termination Date” means the earlier of (a) April 15, 2023 (subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.19) and (b) the date of termination of the Commitments pursuant to Section 2.4 or Section 8.1.
“Trade Date” has the meaning specified in Section 13.3(D)(i) hereof.
“Transactions” means the execution, delivery and performance by the Companies of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Transferee” is defined in Section 13.5 hereof.
“Type” means, (a) with respect to any Syndicated Global Loan, its nature as a Base Rate Loan or Eurodollar Rate Loan, and (b) with respect to any Syndicated Global Advance, its nature as a Base Rate Advance or Eurodollar Rate Advance.
“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Borrower” means Harley or HDFS, and “U.S. Borrowers” means, collectively, Harley and HDFS.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall be interpreted in accordance with Section 9.8 hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document in any Loan Document shall be construed as referring to such agreement, instrument or other document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference to any Person in any Loan Document shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein or in any other Loan Document) and (iii) any reference in any Loan Document to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference in any Loan Document to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
ARTICLE II     THE CREDITS
2.1     Syndicated Global Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 hereof, from and including the date of this Agreement and prior to the Termination Date, each Syndicated Global Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Syndicated Global Loans to the Global Borrowers from time to time, in Dollars, in an amount not to exceed in the aggregate at any one time outstanding an amount equal to such Syndicated Global Lender’s Pro Rata Share of the Aggregate Commitment; provided, however
(i)     that the sum of (a) the aggregate amount of the Syndicated Global Loans then outstanding and (b) the aggregate amount of the Bid Rate Loans then outstanding, shall not exceed the Aggregate Commitment;
(i)     that the aggregate outstanding amount of all Loans at any time shall not exceed the Aggregate Commitment; and
(ii)     that, notwithstanding anything contained in this Agreement, the aggregate amount of all Syndicated Global Loans made by a Syndicated Global Lender shall not at any time exceed the amount of such Syndicated Global Lender’s Commitment.
Each Syndicated Global Advance under this Section 2.1 shall consist of Syndicated Global Loans made by each Syndicated Global Lender ratably in proportion to such Syndicated Global Lender’s respective Pro Rata Share; provided that, the Global Administrative Agent may allocate any Syndicated Global Advance on a non-pro rata basis to the extent the failure to so allocate would cause a Syndicated Global Lender’s Loans to exceed such Syndicated Global Lender’s Commitment. Subject to the terms of this Agreement, each Global Borrower may borrow, repay and reborrow Syndicated Global Loans at any time prior to the Termination Date. Each Global Borrower may select, in accordance with Sections 2.6 and 2.8 and subject to the other conditions and limitations therein set forth and set forth in this Article II, Global Rate Options and Interest Periods applicable to portions of the Syndicated Global Advances. On the Termination Date, the outstanding principal balance of the Syndicated Global Loans shall be paid in full by the Global Borrowers.
2.2     [Reserved]
2.3     Optional Payments of Loans. Subject to Section 3.4 and the requirements of Section 2.7, each relevant Global Borrower may (a) prepay Floating Rate Loans following irrevocable notice given to the Global Administrative Agent by such Borrower, by not later than 12:00 noon (New York time) on the date of the proposed prepayment, such notice specifying the aggregate principal amount of and the proposed date of the prepayment, and if such notice is given such Borrower shall prepay the outstanding principal amounts of the specified Floating Rate Loans comprising part of the same Syndicated Global Advance in whole or ratably in part and (b) prepay any Fixed Rate Loans following notice given to the Global Administrative Agent by such Borrower by not later than 12:00 noon (New York time) on the date that is not less than one (1) Business Day preceding the date of the proposed prepayment, such notice specifying the Syndicated Global Advance to be prepaid and the proposed date of the prepayment, and, if such notice is given, such Borrower shall, prepay the outstanding principal amounts of the Fixed Rate Loans comprising an Advance in whole (and not in part), together with accrued interest to the date of such prepayment on the principal amount prepaid. With respect to Floating Rate Advances, each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and integral multiples of $100,000. Any notice of optional prepayment of the Loans delivered by Harley pursuant to this Section may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by Harley (by notice to the Global Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
2.4     Reduction/Increase of Commitments.
(a)     Reduction of Commitments.
(i)    Harley may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount, upon at least five (5) Business Days’ prior written notice to the Global Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the sum of the aggregate principal amount of the outstanding Advances. All accrued and unpaid commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder. The Global Administrative Agent shall promptly distribute to the relevant Lenders any notices received by it under this Section 2.4(a)(i). Any such notice delivered by Harley pursuant to this Section 2.4(a)(i) may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by Harley (by notice to the Global Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(ii) Notwithstanding the foregoing, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), Harley may notify the Global Administrative Agent that it desires to reduce the Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Commitment of that Combined Lender which had the largest Commitment of each of the Combined Lenders party to such Combination (such largest Commitment being the “Surviving Commitment” and the Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders (determined as set forth below) and the Global Administrative Agent agree to such reduction in the Surviving Lender’s Commitment, then (i) the aggregate amount of the Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination (or such later date as Harley may specify in its request), provided, that, on or before such date the Borrowers have paid in full the outstanding principal amount of the Loans of each of the Combined Lenders other than the Combined Lender whose Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) Harley shall notify the Global Administrative Agent whether they wish such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then Harley shall be responsible for finding one or more financial institutions (each, a “Replacement Lender”), acceptable to the Global Administrative Agent (such acceptance not to be unreasonably withheld or delayed), willing to assume the obligations of a Lender hereunder with aggregate Commitments up to the amount of the Retired Commitments. The Global Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Global Administrative Agent deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.4(a)(ii), Required Lenders shall be determined as if the reduction in the aggregate amount of the

Commitments requested by Harley had occurred (i.e., the Combined Lenders shall be deemed to have a single Commitment equal to the Surviving Commitment and the aggregate amount of the Commitments shall be deemed to have been reduced by the Retired Commitments).
(b)     Expansion Option. Harley may from time to time elect to increase the Aggregate Commitment or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000, so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $325,000,000. Harley may arrange for any such increase or tranche to be provided by one or more Syndicated Global Lenders (each Syndicated Global Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of Harley and the Global Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and (ii) (x) in the case of an Increasing Lender, Harley and such Increasing Lender execute an agreement substantially in the form of Exhibit E-1 hereto, and (y) in the case of an Augmenting Lender, Harley and such Augmenting Lender execute an agreement substantially in the form of Exhibit E-2 hereto. No consent of any Syndicated Global Lender (other than the Syndicated Global Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in the Aggregate Commitment or Incremental Term Loan pursuant to this Section 2.4(b). Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.4(b) shall become effective on the date agreed by Harley, the Global Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Global Administrative Agent shall notify each Syndicated Global Lender thereof. Notwithstanding the foregoing, no increase in the Aggregate Commitment (or in the Commitment of any Syndicated Global Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default and (ii) the Global Administrative Agent shall have received documents and opinions consistent with those delivered on the Closing Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase or Incremental Term Loans, as the case may be. On the effective date of any increase in the Aggregate Commitment or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Global Administrative Agent such amounts in immediately available funds as the Global Administrative Agent shall determine, for the benefit of the other Syndicated Global Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Syndicated Global Lenders, each Syndicated Global Lender’s portion of the outstanding Syndicated Global Loans of all the Syndicated Global Lenders to equal its Pro Rata Share of such outstanding Syndicated Global Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Syndicated Global Loans as of the date of any increase in the Aggregate Commitment (with such reborrowing to consist of the Types of Syndicated Global Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or Harley on behalf of the applicable Borrower, in accordance with the requirements of Sections 2.5 and 2.6). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount deemed prepaid and, in respect of each Eurocurrency Rate Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Syndicated Global Loans, (b) shall have a maturity date that is no earlier than the scheduled Termination Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Syndicated Global Loans; provided, however, that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the scheduled Termination Date in effect on the date such Incremental Term Loans are made may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such scheduled Termination Date, and (ii) the Incremental Term Loans may be priced differently (and have different fees) than the other Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Global Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Syndicated Global Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Global Administrative Agent, to effect the provisions of this Section 2.4(b). If any fee shall be charged by the Increasing Lenders or Augmenting Lenders, as appropriate, in connection with any such increase in the Aggregate Commitment and/or Incremental Term Loans, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Global Administrative Agent to Harley. No less than two (2) Business Days prior to the effective date of the increase of the Aggregate Commitment and/or Incremental Term Loans, the Global Administrative Agent shall notify Harley of the amount of the fee to be charged by such Lenders, and Harley may, at least one (1) Business Day prior to such effective date, cancel its request for the commitment increase and/or Incremental Term Loans. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment and/or Incremental Term Loans, the Global Administrative Agent shall promptly advise Harley and each Syndicated Global Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment or Incremental Term Loan that is supported by an Augmenting Lender, such Augmenting Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Syndicated Global Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.
2.5     Method of Borrowing Syndicated Global Advances.
2.6     Method of Selecting Types and Interest Periods; Determination of Applicable Margins.
(a) Method of Selecting Types and Interest Periods for Syndicated Global Advances. Each Borrower shall select the Type of Syndicated Global Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Syndicated Global Advance from time to time. Each Global Borrower shall give the applicable office of the Global Administrative Agent or its applicable Affiliate (in each case as previously directed by the Global Administrative Agent to such Global Borrower) irrevocable notice (a “Syndicated Global Advance Borrowing Notice”), at its applicable office as previously specified to such Borrower, not later than the applicable time described in Schedule I, specifying: (i) the Borrowing Date of such Advance (which shall be a Business Day); (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. There shall be no more than ten (10) Interest Periods in effect with respect to all of the Syndicated Global Advances to any one Global Borrower at any time. Each Floating Rate Advance shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the applicable Floating Rate, changing when and as such Floating Rate changes, plus the Floating Rate Margin. Changes in the rate of interest on that portion of any Syndicated Global Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance.
(b) Determination of Applicable Margin and Applicable Commitment Fee Rate.
(i)     Definitions. As used in this Section 2.6(b) and in this Agreement, the following terms shall have the following meanings, subject, in the case of a Split Rating, to Section 2.6(b)(iii) below:
“Applicable Commitment Fee Rate” means the percentage identified as the Applicable Commitment Fee Rate in, and determined by reference to Harley’s Status as established by reference to, the table set forth in this clause (i) below.
“Applicable Finco” means, at any date of determination, the Finco(s) that has (or have), with respect to any rating agency identified in this Section, the highest of the rating(s) issued by such rating agency then in effect (if any) with respect to the senior unsecured long-term debt securities without third-party credit enhancement of any of the Fincos. For the avoidance of doubt, references in this Section to the Applicable Finco’s ratings shall refer to such highest ratings.
“Applicable Margin” means a percentage determined in accordance with the provisions of this Section 2.6(b) by reference to Harley’s or the Applicable Finco’s, as applicable, Status as established by reference to the following table:

Applicable Margin and Applicable Commitment Fee Rate	Level I	Level II	Level III	Level IV	Level V
Applicable Margin	0.75%	0.875%	1.00%	1.125%	1.25%
Applicable Commitment Fee Rate	0.06%	0.07%	0.09%	0.125%	0.15%

“Fitch Rating” means, at any time, the rating issued by Fitch Ratings (“Fitch”) and then in effect with respect to (i) in the case of Loans to Harley, Harley’s issuer default rating and (ii) in the case of Loans to any other Borrower, the Applicable Finco’s senior unsecured long-term debt securities without third-party credit enhancement or, solely in the event such Applicable Finco does not maintain such rating, the rating issued by Fitch and then in effect with respect to such Applicable Finco’s issuer default rating.
“Level I Status” exists at any date if, on such date, at least two of the following ratings exist: the Moody’s Rating is A1 or better, the S&P Rating is A+ or better or the Fitch Rating is A+ or better.
“Level II Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status and (ii) at least two of the following ratings exist: the Moody’s Rating is A2 or better, the S&P Rating is A or better or the Fitch Rating is A or better.

“Level III Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status or Level II Status and (ii) at least two of the following ratings exist: the Moody’s Rating is A3 or better, the S&P Rating is A- or better or the Fitch Rating is A- or better.
“Level IV Status” exists at any date if, on such date, (i) the applicable Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) at least two of the following ratings exist: the Moody’s Rating is Baa1 or better, the S&P Rating is BBB+ or better or the Fitch Rating is BBB+ or better.
“Level V Status” exists at any date if, on such date, the applicable Borrower has not qualified for Level I Status , Level II Status, Level III Status or Level IV Status.
“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. (“Moody’s”) and then in effect with respect to (i) in the case of Loans to Harley, Harley’s issuer rating and (ii) in the case of Loans to any other Borrower, the Applicable Finco’s senior unsecured long-term debt securities without third-party credit enhancement or, solely in the event such Applicable Finco does not maintain such rating, the rating issued by Moody’s and then in effect with respect to such Applicable Finco’s issuer rating.
“S&P Rating” means, at any time, the rating issued by S&P Global Ratings, a division of S&P Global Inc. (“S&P”), and then in effect with respect to (i) in the case of Loans to Harley, Harley’s implied corporate credit rating and (ii) in the case of Loans to any other Borrower, the Applicable Finco’s senior unsecured long-term debt securities without third-party credit enhancement or, solely in the event such Applicable Finco does not maintain such rating, the rating issued by S&P and then in effect with respect to such Applicable Finco’s implied corporate credit rating.
“Split Rating” has the meaning set forth in Section 2.6(b)(iii).
“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
(ii)     Determination of Applicable Margin and Applicable Commitment Fee Rate. The Applicable Commitment Fee Rate payable under Section 2.14(C) shall be determined by reference to the table set forth in clause (i) above on the basis of the Status as determined from Harley’s then-current Moody’s Rating, S&P Rating and Fitch Rating. The Applicable Margin in respect of any Loan shall be determined by reference to the table set forth in clause (i) above on the basis of the Status as determined from (a) Harley’s then-current Moody’s Rating, S&P Rating and Fitch Rating, in the case of Loans made to Harley and (b) the Applicable Finco’s then-current Moody’s Rating, S&P Rating and Fitch Rating, in the case of Loans made to any Borrower other than Harley. The rating in effect on any date for the purposes of this Section is that in effect at the close of business on such date (it being understood and agreed that any change in such rating shall be effective as of the date on which such change is first announced publicly by the rating agency making such change). Except under the circumstances described in clause (iv) below, if at any time Harley has no Moody’s Rating, no S&P Rating and no Fitch Rating (a “Harley Ratings Failure”), Level V Status shall exist with respect to Loans to Harley and with respect to the Applicable Commitment Fee Rate. Except under the circumstances described in clause (iv) below, if at any time each Finco has no Moody’s Rating, no S&P Rating and no Fitch Rating, the Status then applicable to Harley shall apply with respect to Loans to any Borrower other than Harley; provided that if a Harley Ratings Failure shall then be in effect, Level V Status shall exist with respect to Loans to any Borrower other than Harley.

If any rating agency shall change the basis on which ratings are established, each reference to Moody’s Rating, S&P Rating or Fitch Rating shall refer to the then equivalent rating by the applicable rating agency.
(iii)     Notwithstanding the foregoing, (a) if Harley or the Applicable Finco, as applicable, is split-rated by all three rating agencies (i.e., the ratings issued by the rating agencies are at three different levels), then the intermediate level will apply, and (b) in the event that Harley or the Applicable Finco, as applicable, shall maintain ratings from only two rating agencies and they are split-rated and (x) the ratings differential is one level, then the higher level will apply and (y) the ratings differential is two levels or more, then the level next below that of the higher of the levels will apply (any of the foregoing circumstances described in this clause (iii), a “Split Rating”).
(iv)     Changes re. Rating Agencies. If any of Moody’s, S&P or Fitch shall cease to be in the business of rating corporate debt obligations, the Companies and the Required Lenders shall negotiate in good faith to amend this Agreement to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable ratings (in respect of determination of “Status”) from such rating agency shall be determined by reference to the rating(s) most recently in effect from such rating agency prior to such cessation.
2.7     Minimum Amount of Each Syndicated Global Advance. Each Syndicated Global Advance shall be in the applicable minimum amounts specified in Schedule I; provided, however, that any Base Rate Advance may be in the amount of the unused Aggregate Commitment.
2.8     Method of Selecting Types and Interest Periods for Conversion and Continuation of Syndicated Global Advances.
(A)     Right to Convert. The applicable Borrower may elect from time to time, subject to the provisions of Section 2.6, Section 2.7 and this Section 2.8, to convert all or any part of an Advance of any Type into any other Type or Types of Advance; provided that any conversion of any Fixed Rate Advance or Fixed Rate Loan shall be made on, and only on, the last day of the Interest Period applicable thereto.
(A)     Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans of the same Type unless and until such Floating Rate Loans are converted into Fixed Rate Loans. Fixed Rate Loans shall continue as Fixed Rate Loans until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Loans shall be automatically converted into Base Rate Loans unless the applicable Borrower shall have given the Global Administrative Agent notice in accordance with Section 2.8(D) requesting that, at the end of such Interest Period, such Fixed Rate Loans continue as Fixed Rate Loans.
(B)     No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.8(A) or Section 2.8(B), no Syndicated Global Loan may be converted into or continued as a Fixed Rate Loan except with the consent of the Required Lenders when any Default has occurred and is continuing.
(C)     Conversion/Continuation Notice. The applicable Borrower shall give the Global Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Loan into a Fixed Rate Loan or continuation of a Fixed Rate Loan not later than the time prior to the date of the requested conversion or continuation which is consistent with the requisite time and notice required in connection with Section 2.6(a), specifying: (1) the requested date (which shall be a Business

Day) of such conversion or continuation; (2) the amount and Type of the Syndicated Global Loan to be converted or continued; and (3) the amounts of Fixed Rate Loan(s) into which such Syndicated Global Loan is to be converted or continued and the duration of the Interest Periods applicable thereto.
2.9     [Reserved]
2.10     The Bid Rate Advances. (a) Each Syndicated Global Lender severally agrees that, on the terms and conditions set forth in this Agreement, any Global Borrower may request and receive Bid Rate Advances in Dollars under this Section 2.10 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided, however, that, following the making of each Bid Rate Advance, the aggregate amount of the Advances then outstanding shall not exceed the Aggregate Commitment.
(a)     The procedures for the solicitation and acceptance of Bid Rate Loans are set forth below:
(i)     The applicable Global Borrower may request a Bid Rate Advance under this Section 2.10(b) by giving the Global Administrative Agent irrevocable notice at the office and location specified by the Global Administrative Agent, in a form reasonably acceptable to the Global Administrative Agent (a “Bid Rate Advance Borrowing Notice”), specifying the date and aggregate amount of the proposed Bid Rate Advance, the maturity date for repayment of each Bid Rate Loan to be made as part of such Bid Rate Advance (which maturity date may not be earlier than, in the case of an Absolute Rate Auction, the date occurring thirty days, and in the case of an Indexed Rate Auction, the date occurring one month after the date of the related Bid Rate Advance or later than, in the case of an Absolute Rate Auction, the earlier of the day occurring 180 days after the date of such Bid Rate Advance and the Termination Date, and in the case of an Indexed Rate Auction, the earlier of the day occurring six months after the date of such Bid Rate Advance and the Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such Bid Rate Advance, not later than 10:00 a.m. (New York time) (A) one Business Day prior to the date of the proposed Bid Rate Advance, if the applicable Global Borrower shall specify in the Bid Rate Advance Borrowing Notice that the rates of interest to be offered by the Syndicated Global Lenders shall be absolute rates per annum (such type of solicitation being an “Absolute Rate Auction”) and (B) five (5) Business Days prior to the date of the proposed Bid Rate Advance, if the applicable Global Borrower shall specify in the Bid Rate Advance Borrowing Notice that the rates of interest to be offered by the Syndicated Global Lenders shall be based on the Eurodollar Base Rate (such type of solicitation being an “Indexed Rate Auction”). The Global Administrative Agent shall, promptly following its receipt of a Bid Rate Advance Borrowing Notice under this Section 2.10(b), notify each Syndicated Global Lender of such request by sending such Syndicated Global Lender a copy of such Bid Rate Advance Borrowing Notice.
(ii)     Each Syndicated Global Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Rate Loans to the applicable Global Borrower as part of such proposed Bid Rate Advance at a rate or rates of interest specified by such Syndicated Global Lender in its sole discretion, by notifying the Global Administrative Agent (which shall give prompt notice thereof to the applicable Global Borrower), before 11:00 a.m. (New York time) (or if such Syndicated Global Lender is the Global Administrative Agent, before 10:45 a.m. (New York time)) (A) on the date of such proposed Bid Rate Advance, in the case of an Absolute Rate Auction, and (B) four Business Days before the date of such proposed Bid Rate Advance, in the case of an Indexed Rate Auction of the minimum amount and maximum amount of each Bid Rate Loan which such

Syndicated Global Lender would be willing to make as part of such proposed Bid Rate Advance (which amounts may, subject to the proviso to the first sentence of Section 2.10(a), exceed such Syndicated Global Lender’s Commitment), the rate or rates of interest, in the case of an Absolute Rate Auction, or the spread or spreads with respect to the Eurodollar Base Rate, in the case of an Indexed Rate Auction, therefor and such Syndicated Global Lender’s Lending Installation with respect to such Bid Rate Loan.
(iii)     The applicable Global Borrower shall, in turn, before (A) 12:00 noon (New York time) on the date of such proposed Bid Rate Advance, in the case of an Absolute Rate Auction, and (B) 11:00 a.m. (New York time) three Business Days before the date of such proposed Bid Rate Advance, in the case of an Indexed Rate Auction for a Bid Rate Advance, either:
(x)cancel such Bid Rate Advance by giving the Global Administrative Agent notice to that effect; or
(y)    accept, subject to Section 2.10(d), one or more of the offers made by any Syndicated Global Lender or Syndicated Global Lenders pursuant to Section 2.10(b)(ii), in its sole discretion, by giving notice to the Global Administrative Agent of the amount of each Bid Rate Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the applicable Global Borrower by the Global Administrative Agent on behalf of such Syndicated Global Lender for such Bid Rate Loan pursuant to Section 2.10(b)(ii)) to be made by each Syndicated Global Lender as part of such Bid Rate Advance, and reject any remaining offers made by Syndicated Global Lenders pursuant to Section 2.10(b)(ii) by giving the Global Administrative Agent notice to that effect.
(iv)     If the applicable Global Borrower notifies the Global Administrative Agent that such Bid Rate Advance is canceled pursuant to Section 2.10(b)(iii)(x), the Global Administrative Agent shall give prompt notice thereof to the Syndicated Global Lenders and such Bid Rate Advance shall not be made.
(v)     If the applicable Global Borrower accepts one or more of the offers made by any Syndicated Global Lender or Syndicated Global Lenders pursuant to Section 2.10(b)(iii)(y), the Global Administrative Agent shall in turn promptly notify (A) each Syndicated Global Lender that has made an offer as described in Section 2.10(b)(ii) of the date, and aggregate amount of such Bid Rate Advance and whether or not any offer or offers made by such Syndicated Global Lender pursuant to Section 2.10(b)(ii) have been accepted by the applicable Global Borrower and (B) each Syndicated Global Lender that is to make a Bid Rate Loan as part of such Bid Rate Advance, of the amount of each Bid Rate Loan to be made by such Syndicated Global Lender as part of such Bid Rate Advance. Each Syndicated Global Lender that is to make a Bid Rate Loan as part of such Bid Rate Advance shall, not later than 3:00 p.m. (New York time) on the date of such Bid Rate Advance specified in the notice received from the Global Administrative Agent pursuant to clause (A) of the preceding sentence, make available for the account of its Lending Installation to the Global Administrative Agent at the Lending Installation of the Global Administrative Agent most recently designated by the Global Administrative Agent for this purpose, such Syndicated Global Lender’s portion of such Bid Rate Advance, in same day funds in Dollars. Upon fulfillment of the applicable conditions set forth in Article IV and after receipt by the Global Administrative Agent of such funds, the Global Administrative Agent will make such funds available to the applicable Global Borrower at the Global Administrative Agent’s aforesaid address. Promptly after each Bid Rate Advance, the Global

Administrative Agent will notify each Syndicated Global Lender of the amount of such Bid Rate Advance, the consequent Bid Rate Reduction and the dates upon which such Bid Rate Reduction commenced and will terminate.
(vi)     Notwithstanding the other provisions of this Section 2.10(b), the applicable Global Borrower may elect at its own discretion to assume the responsibilities of the Global Administrative Agent in connection with the solicitation and acceptance of Bid Rate Loans as described in this section. In the event that the applicable Global Borrower makes the election described in this subsection, all notices to be given by such Borrower to the Global Administrative Agent pursuant to this Section 2.10(b) shall be given by such Borrower directly to the Global Administrative Agent and the Syndicated Global Lenders, all notices to be given by the Global Administrative Agent to the Syndicated Global Lenders pursuant to this Section 2.10(b) shall be given by such Borrower to the Syndicated Global Lenders, and all notices to be given by the Syndicated Global Lenders to the Global Administrative Agent pursuant to this Section 2.10(b) shall be given by the Syndicated Global Lenders to such Borrower and the Global Administrative Agent. In addition, any fee payable to the Global Administrative Agent in connection with the Bid Rate Loans in connection with such Bid Rate Loans solicited and accepted by any Global Borrower pursuant to this clause (vi) is hereby waived.
(b)     Each Bid Rate Advance shall be in an aggregate amount not less than $10,000,000 or an integral multiple of approximately $1,000,000 in excess thereof, and, following the making of each Bid Rate Advance, the Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of Section 2.10(a).
(c)     Each acceptance by the applicable Global Borrower pursuant to Section 2.10(b)(iii)(y) of the offers made in response to a Bid Rate Advance Borrowing Notice shall be treated as an acceptance of such offers in ascending order of the rates or margins, as applicable, at which the same were made but if, as a result thereof, two or more offers at the same such rate or margin would be partially accepted, then the amounts of the Bid Rate Loans in respect of which such offers are accepted shall be treated as being the amounts which bear the same proportion to one another as the respective amounts of the Bid Rate Loans so offered bear to one another but, in each case, rounded as the Global Administrative Agent (or the applicable Global Borrower in the event such Borrower runs the bid rate process under clause (b)(vi) above) may consider necessary to ensure that the amount of each such Bid Rate Loan is approximately $500,000 or an integral multiple thereof.
(d)     Within the limits and on the conditions set forth in this Section 2.10, each Global Borrower may from time to time borrow under this Section 2.10, repay pursuant to Section 2.10(f), and reborrow under this Section 2.10.
(e)     The applicable Global Borrower shall repay to the Global Administrative Agent, for the account of each Syndicated Global Lender which has made a Bid Rate Loan to it, on the maturity date of such Bid Rate Loan (such maturity date being that specified by such Borrower for repayment of such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice), or, if earlier, the acceleration of the Obligations pursuant to Section 8.1, the then unpaid principal amount of such Bid Rate Loan. No Borrower shall have the right to prepay any principal amount of any Bid Rate Loan without the consent of the applicable Syndicated Global Lender.
(f)     The applicable Global Borrower shall pay interest on the unpaid principal amount of each Bid Rate Loan made to it, from the date of such Bid Rate Loan to the date the principal amount of such

Bid Rate Loan is repaid in full, at the rate of interest for such Bid Rate Loan specified by the Syndicated Global Lender making such Bid Rate Loan in the related notice submitted by such Syndicated Global Lender pursuant to Section 2.10(b)(ii), payable on the interest payment date or dates specified by such Borrower for such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice and on any date on which such Bid Rate Loan is prepaid, whether by acceleration or otherwise. In the event the term of any Bid Rate Loan shall be longer than three months, interest thereon shall be payable not less frequently than once each three-month period during such term. Unless otherwise specified in the applicable Bid Rate Advance Borrowing Notice, interest on Bid Rate Advances shall be calculated (a) for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year for Bid Rate Advances made pursuant to an Indexed Rate Auction and (b) for actual days elapsed on the basis of a 360-day year for Bid Rate Advances made pursuant to an Absolute Rate Auction.
(g)     Except as provided in clause (b)(vi) above, in connection with each Bid Rate Loan, the applicable Global Borrower shall pay to the Global Administrative Agent the fee with respect thereto set forth in the relevant fee letter dated as of even date herewith between the Borrowers and the Global Administrative Agent.
2.11     Default Rate. Notwithstanding anything contained herein to the contrary, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Global Administrative Agent may with the consent, and shall upon the request, of the Required Lenders require that such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided herein or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Advances as provided herein.
2.12     Method of Payment. All payments of principal, interest, and fees hereunder to the Global Administrative Agent shall be made, without setoff, deduction or counterclaim (a) at the Global Administrative Agent’s office at the applicable location at which such Advance was made in immediately available funds or at any other Lending Installation of the Global Administrative Agent specified in writing (by 11:00 a.m. (New York time) on the day before the date when due) by the Global Administrative Agent to the applicable Borrower, by 12:00 noon local time in New York, New York on the date when due and shall be made ratably among the relevant Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each Advance shall be repaid or prepaid in Dollars in the amount borrowed and interest payable thereon shall be paid in Dollars. Notwithstanding anything in this Agreement, the obligation of any Borrower in respect of any Advance shall not be discharged by an amount paid in any currency other than Dollars or at another location other than the location designated by the Global Administrative Agent, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into Dollars and transfer to the relevant Lenders under normal banking procedure, does not yield the amount of Dollars due under the Loan Documents. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of Dollars due under the Loan Documents, such Lender shall have an independent cause of action against the applicable Borrower(s) for the currency deficit. Each payment delivered to the Global Administrative Agent for the account of any Lender shall be delivered promptly by the Global Administrative Agent to such Lender in the same type of funds which the Global

Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Global Administrative Agent from such Lender.
2.13     Notes, Telephonic Notices. Any Lender may request that the Loans made by it each be evidenced by the applicable Notes to evidence such Lender’s Loans. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender such Note(s) for such Loans payable to such Lender. Thereafter, such Loans evidenced by such Note(s) and interest thereon shall at all times be represented by one or more Notes, except to the extent that any such Lender subsequently returns any such Note for cancellation. Each Borrower authorizes the applicable Lenders and the Global Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons that the Global Administrative Agent or Lender in good faith believes to be acting on behalf of such Borrower. Each Borrower agrees to deliver promptly to the Global Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Global Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Global Administrative Agent and Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Global Administrative Agent or Lender, as applicable, shall promptly notify the Authorizing Officer who provided such confirmation of such difference.
2.14     Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Loan Accounts.
(A)     Promise to Pay. Each Borrower unconditionally promises to pay when due the principal amount of each Loan made to it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement.
(B)     Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity (whether by acceleration or otherwise). Interest accrued on each Fixed Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each Bid Rate Loan shall be payable as provided in Section 2.10(g). Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) upon repayment thereof in full, (ii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise) and (iii) if not theretofore paid in full, on demand, commencing on the first such day following the date such Obligation became payable pursuant to the terms of this Agreement or the other Loan Documents.
(C)     Fees. The relevant Borrowers shall, or shall cause their respective Subsidiaries to, pay to the Global Administrative Agent, for the account of each relevant Lender in accordance with their Pro Rata Shares, on arrangements satisfactory to Harley and the Global Administrative Agent, a commitment fee accruing at the rate of the Applicable Commitment Fee Rate per annum from and after the date hereof until the Termination Date on the average daily unused amount of the Aggregate Commitment during a given calendar quarter calculated on the last Business Day of such calendar quarter. All such commitment fees payable under this clause (C) shall be payable quarterly in arrears on the last Business Day of each March, June, September and December occurring after the date hereof and, in addition, on the Termination Date.
(D)     Interest and Fee Basis. Interest on all Loans (other than Base Rate Loans with respect to which interest is calculated by reference to the Alternate Base Rate) and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Base Rate Loans with respect to which interest is calculated by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received by the times and in the offices required under Section 2.12. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
(E)     Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Obligations of the Borrowers to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder.
(F)     Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless any Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of such Borrower’s receipt of such information.
2.15     Notification of Advances, Interest Rates, Prepayments and Aggregate Commitment Reductions. Promptly after receipt thereof, the Global Administrative Agent will notify each relevant Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice and repayment notice received by it hereunder. The Global Administrative Agent will notify each relevant Lender of the interest rate applicable to each Fixed Rate Loan promptly upon determination of such interest rate.
2.16     Lending Installations. Each Lender may book its Loans at any Lending Installation reasonably selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and any Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Global Administrative Agent and Harley, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
2.17     Non-Receipt of Funds by the Global Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Global Administrative Agent prior to the date (or time, in the case of a Floating Rate Loan) on which it is scheduled to make payment to the Global Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Global Administrative Agent for the account of the relevant Lenders, that it does not intend to make such payment, the Global Administrative Agent may assume that such payment has been made. The Global Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or

Borrower, as the case may be, has not in fact made such payment to the Global Administrative Agent, the recipient of such payment shall, on demand by the Global Administrative Agent, repay to the Global Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Global Administrative Agent until the date the Global Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan (including without limitation pursuant to Section 2.11 if applicable).
2.18     Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity and reimbursement obligations, to the extent such obligations have not accrued) shall have been fully paid and satisfied and all financing arrangements under the Loan Documents among the Borrowers and the Lenders shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.
2.19     Extension of Termination Date.
(A)     Requests for Extension. Harley may, by notice to the Global Administrative Agent (who shall promptly notify the Lenders) during the Extension Availability Period, request that each Lender extend such Lender’s Termination Date to a date (the “Extended Termination Date”) that does not cause the tenor of any Lender’s Commitment to exceed five (5) years from the date upon which the conditions precedent to the effectiveness of such extension of the Termination Date set forth in clause (F) below have been satisfied (an “Extension Date”).
(B)     Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Global Administrative Agent given not later than the date that is 15 days after the date on which the Global Administrative Agent received Harley’s extension request (the “Lender Notice Date”), advise the Global Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Termination Date, an “Extending Lender”). Each Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Global Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Global Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by Harley for extension of the Termination Date.
(C)     Notification by Global Administrative Agent. The Global Administrative Agent shall notify Harley of each Lender’s determination under this Section no later than the third Business Day after the Lender Notice Date.
(D)     Additional Commitment Lenders. Harley shall have the right, but shall not be obligated, on or before the applicable Termination Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions (which, for the avoidance of doubt, may be existing Lenders) that are not Ineligible Institutions (each, an “Additional Commitment Lender”) approved by the Global Administrative Agent in accordance with the procedures provided in Section 3.8, each of which Additional Commitment Lenders shall have entered into an assignment and assumption (in accordance with and subject to the restrictions contained in Section 13.3, with Harley or the replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Termination Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). The Global Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of Harley but without the consent of any other Lenders.
(E)      Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders (other than any Defaulting Lenders) that have agreed to extend their Termination Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the Extended Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.
(F)     Conditions to Effectiveness of Extension. Notwithstanding the foregoing, (x) no more than two (2) extensions of the Termination Date shall be permitted hereunder and (y) any extension of any Termination Date pursuant to this Section 2.19 shall not be effective with respect to any Extending Lender unless:
(1)     no Default or Unmatured Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;
(2)     the representations and warranties of Harley set forth in this Agreement are true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(3)     the Global Administrative Agent shall have received a certificate from Harley signed by an Authorized Officer of Harley (A) certifying the accuracy of the foregoing clauses (1) and (2) and (B) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such extension.
(G)     Termination Date for Non-Extending Lenders. On the Termination Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) Harley shall repay such Non-Extending Lender in accordance with Section 2.1 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.4) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date, and the Global Administrative Agent shall administer any necessary reallocation of the Outstanding Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(H)     Conflicting Provisions. This Section shall supersede any provisions in Section 8.3 or Section 11.2 to the contrary.
ARTICLE III     CHANGE IN CIRCUMSTANCES
3.1     Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law, but excluding those that are merely proposed and not in effect) adopted after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender) and having general applicability to all banks (or a Lender’s holding company or applicable Lending Installation for purposes of this Agreement) within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender)), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith (any of the foregoing, a “Change in Law”; provided, however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith by any Governmental Authority charged with the interpretation or application thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued to the extent having general applicability to all banks (or a Lender’s holding company or applicable Lending Installation for purposes of this Agreement) within the jurisdiction in which the applicable Lender (or its holding company or such Lending Installation) operates),
(i)     subjects the Global Administrative Agent, any Lender or any applicable Lending Installation to any taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings (other than (A) Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(ii)     imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation with respect to its Fixed Rate Loans, or
(iii)     imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Fixed Rate Loans or reduces any amount received by any Lender or any applicable Lending Installation in connection with Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest or fee received by it, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Person of making, renewing or maintaining its Commitment or Loans or to reduce any amount received under this Agreement, then, within 30 days after receipt by the relevant Borrower of written demand by such Person pursuant to Section 3.6, such Borrower shall pay such Person that portion of such increased expense incurred or reduction in an amount received which such Person determines is attributable to making, funding and maintaining its Loans and its Commitment as reasonably determined by such Person (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of such Person under agreements having provisions similar to this Section 3.1 after consideration of such factors as such Person then reasonably determines to be relevant).
3.2     Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital or liquidity will result in an increase in the cost to such Lender of maintaining its Loans or its obligation to make Loans hereunder, then, within 30 days after receipt by the relevant Borrower of written demand by such Lender pursuant to Section 3.6, such Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity) as such amount is reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.2 after consideration of such factors as such Lender then reasonably determines to be relevant). “Change” means any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law, but excluding those that are merely proposed and not in effect) after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender) and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender (provided, however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith by any Governmental Authority charged with the interpretation or application thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change”, regardless of the date enacted, adopted or issued to the extent having general applicability to all banks (or a Lender’s holding company or applicable Lending Installation for purposes of this Agreement) within the jurisdiction in which the applicable Lender (or its holding company or such Lending Installation) operates).
3.3     Availability of Types of Advances.

(a)     If (i) any Lender determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) prior to the commencement of any Interest Period for a Fixed Rate Advance, the Global Administrative Agent determines (which determination shall be conclusive and binding absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or LIBOR, as applicable (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis), for a Loan for the applicable Interest Period or (iii) the Required Lenders with respect to Fixed Rate Advances determine that (x) deposits of a type, currency and maturity appropriate to match fund Fixed Rate Advances are not available or (y) the interest rate, Eurodollar Rate or LIBOR applicable to a Fixed Rate Advance does not accurately reflect the cost of making or maintaining such a Fixed Rate Advance, then the Global Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Global Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be given by the Global Administrative Agent promptly after such circumstances cease to exist), (A) the availability of Fixed Rate Advances of the affected Type shall be suspended and (B) in the case of any occurrence set forth in clause (i) above, the Global Administrative Agent shall require any affected Fixed Rate Advances to be repaid or, in the case of Eurodollar Rate Loans, at the option of the applicable U.S. Borrower, converted to Base Rate Advances.
(b)     Notwithstanding the foregoing, if at any time the Global Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that (i) the circumstances set forth in Section 3.3(a)(ii) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.3(a)(ii) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Global Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Global Administrative Agent and Harley shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.3, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Global Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.3(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.3(b), only to the extent the LIBOR Screen Rate for the Interest Period is not available or published at such time on a current basis), (A) the availability of Fixed Rate Advances of the affected Type shall be suspended and (B) in the case of any occurrence set forth in clause (i) above, the Global Administrative Agent shall require any affected Fixed Rate Advances to be repaid or, in the case of Eurodollar Rate Loans, at the option of the applicable U.S. Borrower, converted to Base Rate Advances.
3.4     Funding Indemnification. If any payment of a Fixed Rate Advance or Bid Rate Advance occurs on a date which is not the last day of the applicable Interest Period in the case of a Fixed Rate Advance or the applicable maturity date in the case of a Bid Rate Advance, whether because of acceleration, prepayment, assignment (to the extent such assignment is effected pursuant to Section 3.8) or otherwise, or a Fixed Rate Advance or Bid Rate Advance is not made or continued on the date specified by any Borrower for any reason other than default by the Lenders, Harley and such Borrower agrees to indemnify each Lender for any loss or cost (including lost profits) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance or Bid Rate Advance, as the case may be.
3.5     Taxes. (i) Unless such deduction is required by applicable law, all payments by any Borrower or the Guarantor to or for the account of any Lender or the Global Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Borrower or the Guarantor or the Global Administrative Agent shall be required by applicable law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Global Administrative Agent, then, except as otherwise specifically provided in this Section 3.5, (a) the sum payable by such Borrower or the Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Global Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower or the Guarantor, as applicable, shall make such deductions, (c) such Borrower or the Guarantor, as applicable, shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower or the Guarantor, as applicable, shall furnish to the Global Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of such payment that is reasonably satisfactory to the Global Administrative Agent.
(ii)In addition, except as otherwise specifically provided in this Section 3.5, each Borrower and the Guarantor hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder by the relevant Borrower or the Guarantor to the relevant Lender, or under any Note (but excluding any such taxes, charges or levies in respect of any assignment, sale or transfer or participation by any Lender or the Global Administrative Agent) or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
(iii)Each Borrower and the Guarantor hereby agree to indemnify the Global Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Global Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that each Borrower and the Guarantor shall not be required to so indemnify to the extent any relevant amount is actually compensated for under any other provision of this Agreement. Payments due under this indemnification shall be made within 30 days of the date the Global Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
(iv)At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Syndicated Global Lender, such Lender to the extent it is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will deliver to each of Harley, the Guarantor and the Global Administrative Agent (1) two duly completed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or W-8ECI, as applicable, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (2) in the case of a Non-U.S. Lender that is fiscally transparent, a copy of IRS Form W-8IMY together with the applicable accompanying forms, W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax (such certificate, an “Exemption Certificate”). Each Non-U.S. Lender further undertakes to deliver to each of Harley, the Guarantor and the Global Administrative Agent (i) two renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Harley, the Guarantor or the Global Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender immediately advises Harley, the Guarantor and the Global Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(v)Except as provided in clause (xii) below, for any period during which a Non-U.S. Lender has failed to provide Harley or the Guarantor with an appropriate form or Exemption Certificate pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form or Exemption Certificate originally was required to be provided), such Non-U.S. Lender shall not be entitled to additional amounts or indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form or Exemption Certificate required under clause (iv), above, Harley or the Guarantor shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
(vi)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Harley and the Global Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Harley, the Guarantor or the Global Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Harley, the Guarantor or the Global Administrative Agent as may be necessary for Harley, the Guarantor and the Global Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(vii)Each Lender shall severally indemnify the Global Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Global Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 13.2(D) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Global Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Global Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Global Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Global Administrative Agent to the Lender from any other source against any amount due to the Global Administrative Agent under this clause (vii).
(viii)[Reserved]
(ix)[Reserved]
(x)[Reserved]
(xi)If a Borrower or the Guarantor pays an amount under this Section 3.5, or is required to make a deduction or withholding in relation to a payment hereunder or under any Note and account for the same to the relevant tax authority, which gives or may give rise to a Tax Credit for the recipient of that payment (the “Recipient”), the Recipient shall, promptly upon utilisation or receipt of such Tax Credit, pay an amount to such Borrower or the Guarantor which will leave it (after that payment) in the same after-Tax position as it would have been in had the original amount paid under this Section 3.5 (or withheld or deducted pursuant to applicable law) not been required to have been made, withheld or deducted; provided that nothing in this clause (xi) shall require any Lender to make available its tax return (or any other information relating to its taxes which it deems confidential).
(xii)If (i) a Lender or the Global Administrative Agent assigns, transfers or sells all or any portion of its rights and/or delegates all or any portion of its obligations under this Agreement and the other Loan Documents or changes its Lending Installation for the purposes of this Agreement, and (ii) as a direct result of circumstances existing at the date of the assignment, transfer, sale, delegation or change, any Borrower or the Guarantor would be obliged to pay any incremental amount under this Section 3.5, then the transferee or Lender acting through its new Lending Installation shall only be entitled to receive payment under this Section 3.5 to the same extent that the previous Lender or the Lender acting through its previous Lending Installation would have been entitled if no such transaction had taken place. If a Lender sells a participation in all or any part of its rights or obligations under this Agreement and the other Loan Documents, the participant shall only be entitled to receive payment under this Section 3.5 to the extent that the Lender selling the participation would have been entitled if no such participation had taken place.
3.6     Mitigation; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the relevant Borrower or the Guarantor to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not materially disadvantageous to such Lender. Each Lender requiring compensation pursuant to this Article III shall notify the relevant Borrower and the Global Administrative Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation; provided that the relevant Borrower or the Guarantor shall not be required to pay such amounts to the extent such amounts accrued prior to the date that is 90 days prior to the date of such notice; provided further that, if the circumstances giving rise to such amounts are retroactive, then such 90-day period shall be extended to include the period of retroactive effect thereof. Any demand for compensation pursuant to this Article III shall be in writing and shall state the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the applicable fixed rate of interest with respect to such Loan, whether in fact that is the case or not. The obligations of the Borrowers and the Guarantor under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
3.7     [Reserved]
3.8     Replacement of Affected Lenders. (a) If any Lender (or any Participant holding interests in any Loan owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Loan Documents) requests compensation under Section 3.1 or 3.2, or (b) if any Borrower is required to pay any additional amount pursuant to Section 3.5, or (c) if any Lender becomes a Defaulting Lender or (d) if any Lender (1) shall at any time have (or have a parent that has) a long-term credit rating of lower than BBB from S&P, lower than Baa2 from Moody’s or lower than the equivalent rating from any other nationally recognized statistical rating organization, or shall at any time not have a long-term credit rating from S&P, Moody’s or any other nationally recognized statistical rating organization (in each case under this clause (d)(1) regardless of whether any such circumstances existed at the time such Lender became a Lender), (2) is an Ineligible Institution, (3) enters into, or purports to enter into, an assignment or a participation with an Ineligible Institution in violation of this Agreement or (4) has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), then Harley may, at its sole expense and effort, upon notice to such Lender and the Global Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all its interests, rights and obligations under this Agreement (other than any outstanding Bid Rate Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of an assignment to an assignee which is not a Lender, Harley shall have received the prior written consent of the Global Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Bid Rate Loans) and participations in the relevant Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Harley (in the case of all other amounts) and (iii) in the case of any such assignment arising under clause (d)(1) above, the assignee shall have a credit rating greater than or equal to BBB from S&P and/or greater than or equal to Baa2 from Moody’s. Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an assignment and assumption executed by Harley, the Global Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System as to which the

Global Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
3.9      Removal of Lenders. (i) Notwithstanding any other provision of this Agreement to the contrary, if a Lender (or any Participant holding interests in any Loan owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Loan Documents) (each, a “Demanding Lender”) demands any payment of any amount pursuant to this Article III and the amount so demanded is disproportionately greater than the amount of compensation (if any) that the Borrowers generally are obligated to pay to other Lenders arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”), then Harley may terminate such Demanding Lender’s Commitment hereunder, provided that (A) no Unmatured Default or Default shall have occurred and be continuing at the time of such Commitment termination, (B) in the case of a Demanding Lender, Harley shall concurrently terminate the Commitment of each other Lender that has made a demand for payment under this Article III that arises out of such Trigger Event and that is similarly disproportionate to the amount the Borrowers are generally obligated to pay to other Lenders arising out of such Trigger Event, (C) the Global Administrative Agent and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of Harley and its Subsidiaries) and (D) such Demanding Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 3.9(i))). In no event shall the termination of a Lender’s Commitment in accordance with this Section 3.9(i) impair or otherwise affect the obligation of the Borrowers to make any payment demanded by such Lender in accordance with this Article III. (ii) Notwithstanding any other provision of this Agreement to the contrary, if a Lender has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur) (each, a “Bail-In Lender”), then Harley may terminate such Bail-In Lender’s Commitment hereunder, provided that (A) no Unmatured Default or Default shall have occurred and be continuing at the time of such Commitment termination, (B) in the case of a Bail-In Lender, Harley shall concurrently terminate the Commitment of each other Lender that is a Bail-In Lender at such time, (C) the Global Administrative Agent and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of Harley and its Subsidiaries) and (D) such Bail-In Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 3.9(ii))).

ARTICLE IV     CONDITIONS PRECEDENT
4.1     Initial Loans. This Agreement shall not become effective nor shall the Lenders be required to make the initial Loans unless (i) since December 31, 2017, no event, development or circumstance shall have occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations or financial condition of Harley and its subsidiaries taken as a whole, (ii) the Global Administrative Agent shall have received evidence of an effective amendment to the Existing Multicurrency Credit Agreement making certain conforming changes to the Existing Multicurrency Credit Agreement to correspond with the terms of this Agreement other than in respect of pricing, maturity and borrowers and (iii) the Borrowers shall have (a) paid all fees required to be paid, and all expenses required to be paid for which invoices have been presented reasonably in advance of the Closing Date, in connection with the execution of this Agreement, (b) furnished to the Global Administrative Agent such documents as the Global Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit D to this Agreement, (c) obtained all governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of Harley and its Subsidiaries (including the Borrowers) and such approvals remain in full force and effect, (d) delivered to the Lenders (1) audited consolidated financial statements of Harley (on a Consolidated basis) and (2) audited Consolidated financial statements of HDFS and its Subsidiaries (on a Consolidated basis), in the case of each of the foregoing clauses (1) and (2), for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (e) delivered evidence reasonably satisfactory to the Global Administrative Agent of the payment of all principal, interest, fees and premiums, if any, on all Indebtedness under the Existing Credit Agreement, and the termination of the applicable agreements relating thereto, all taking effect concurrently with the effectiveness of this Agreement; provided that any Lender hereunder which is also a “Lender” under the Existing Credit Agreement hereby waives (A) any requirement of five (5) Business Days’ notice by the “Borrowers” under the Existing Credit Agreement prior to the reduction of the commitments thereunder and the termination thereof and (B) the payment of any amounts under Section 3.4 of the Existing Credit Agreement in connection with the termination thereof.
4.2     Each Loan. No Lender shall be required to make any Loan unless on the applicable Borrowing Date:
(i)     at the time of and immediately after giving effect to such Advance or Loan, no Default or Unmatured Default shall have occurred and be continuing; and
(ii)     the representations and warranties contained in Article V are true and correct in all material respects as of such Borrowing Date, except for representations and warranties made with reference solely to an earlier date, which representations and warranties shall be true and correct as of such earlier date; provided, that the representations set forth in Sections 5.1.6 and 5.1.7 shall be deemed to be made only (1) on and as of the Closing Date, (2) on and as of each date (if any) on which the Lenders agree to extend the Termination Date and (3) on and as of the effective date of any increase in the Commitments (if any).
Each Borrowing Notice with respect to each Loan or Advance shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(i) and (ii) will have been satisfied as of the date of such Loan or Advance.
ARTICLE V     REPRESENTATIONS AND WARRANTIES
5.1     Representations and Warranties. Each of the Companies represents and warrants to the Lenders and the Global Administrative Agent as follows as of the Closing Date and thereafter on each date as and to the extent required by Section 4.2:
5.1.1     Corporate Existence and Standing. Each of the Companies and each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
5.1.2     Corporate Power and Authority; No Conflict. The execution, delivery and performance by each of the Companies of this Agreement and the other Loan Documents to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Company’s charter or by-laws or (ii) law or any indenture or other agreement evidencing debt for borrowed money in an outstanding principal balance in excess of $50,000,000 or any material contractual restriction binding on or affecting any Company.
5.1.3     No Authorization or Approval. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required as a condition to the due execution, delivery and performance by the Companies of this Agreement or the other Loan Documents to be delivered by it.
5.1.4     Execution, Delivery and Enforceability. This Agreement has been, and each of the other Loan Documents to be delivered by each Company when delivered hereunder will have been, duly executed and delivered by such Company. This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligation of each Company enforceable against such Company in accordance with their respective terms (subject to the effect of bankruptcy and other similar laws affecting creditors’ rights generally and general principles of equity).
5.1.5     Financial Statements. The Consolidated balance sheet of Harley and its Subsidiaries as at December 31, 2017, and the related Consolidated statements of income and cash flows of Harley and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of Harley and its Subsidiaries as at such date and the Consolidated results of the operations of Harley and its Subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles consistently applied.
5.1.6     Material Adverse Change. Since December 31, 2017, there has been no Material Adverse Change.
5.1.7     Litigation. There is no action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, pending or threatened in writing against Harley or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.
5.1.8     Regulations T, U and X. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X issued by the Board), and no proceeds of any Advance will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock that entails a violation of any of the Regulations of the Board.
5.1.9     Investment Company Status. No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.1.10     Anti-Corruption Laws and Sanctions. The Companies have implemented and maintain in effect policies and procedures designed to promote and achieve compliance by the Companies, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Companies, their Subsidiaries and their respective directors and officers and, to the knowledge of each Company, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects (it being understood that no Unmatured Default or Default shall be deemed to exist in respect of the representation and warranty in this sentence if it becomes inaccurate due to an assignment to, or participation to, a Lender or Participant, as the case may be, that is a Sanctioned Person). None of (a) any Company, any Subsidiary or to the knowledge of such Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of each Company, any agent of such Company or any of its Subsidiaries that, in the case of any such director, officer, employee or agent (with respect to this clause (b)), will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Advance, use of proceeds of any Loan or Advance or other Transactions by the Companies and their Subsidiaries will violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE VI     COVENANTS
6.1     Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Company will:
6.1.1     Compliance with Laws, Etc. Comply, and cause each of its Material Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, in each case the violation of which would have a Material Adverse Effect. The Companies will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Companies, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects.
6.1.2     Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, all income and other taxes, assessments and governmental charges or levies imposed upon it or upon its Property; provided, however, that neither Harley nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment or charge (a) that is being contested in good faith and by proper actions and as to which appropriate reserves are being maintained in accordance with Agreement Accounting Principles or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
6.1.3     Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Harley or such Subsidiary operates (provided, however, that Harley and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which Harley or such Subsidiary operates and to the extent consistent with prudent business practice), except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.1.4     Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that Harley and such Subsidiaries may consummate any transaction permitted under Section 6.2.3 and provided further that neither Harley nor any of its Material Subsidiaries shall be required to preserve any right or franchise if the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.1.5     [Reserved].
6.1.6     [Reserved].
6.1.7     Maintenance of Properties, Etc. Maintain and preserve, and cause its Material Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.1.8     [Reserved].
6.1.9     Reporting Requirements. Furnish to the Global Administrative Agent for distribution to each Lender:
(a)     as soon as available and in any event no later than the date which is the earlier of (i) sixty (60) days after the end of each of the first three quarters of each fiscal year of Harley and (ii) the date the Quarterly Report on Form 10-Q for such quarter of Harley would have been required to have been filed under the rules and regulations of the Commission giving effect to any automatic extension available thereunder for filing of such form, the Consolidated balance sheet of Harley and its Subsidiaries and the Consolidated balance sheet of HDFS and its Subsidiaries, in each case as of the end of such quarter and Consolidated statements of income and cash flows of Harley and its Subsidiaries and Consolidated statements of income and cash flows of HDFS and its Subsidiaries, in each case for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to the absence of footnotes and to year-end audit adjustments) by the chief financial officer or treasurer of Harley (on behalf of Harley and HDFS) as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer or treasurer of Harley as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.3;
(b)     as soon as available and in any event no later than the date which is the earlier of (i) one hundred twenty (120) days after the end of each fiscal year of Harley and (ii) the date the Annual Report on Form 10-K for such fiscal year of Harley would have been required to have been filed under the rules and regulations of the Commission giving effect to any automatic extension available thereunder for filing of such form, a copy of the annual audit report for such year for Harley and its Subsidiaries, containing the Consolidated balance sheet of Harley and its Subsidiaries and the Consolidated balance sheet of HDFS and its Subsidiaries, in each case as of the end of such fiscal year and Consolidated statements of income and cash flows of Harley and its Subsidiaries and Consolidated statements of income and cash flows of HDFS and its Subsidiaries, in each case for such fiscal year, and in each case accompanied by an opinion ((1) without a “going concern” or like qualification or like exception and (2) other than a qualification permitted by the Commission regarding the internal controls of a company acquired during such period pursuant to a material acquisition by Harley or any Subsidiary, without any qualification or exception as to the scope of such audit; provided that such opinion may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under Agreement Accounting Principles)) of Ernst & Young LLP or other independent public accountants of recognized national standing and certificates of the chief financial officer or treasurer of Harley (on behalf of Harley and HDFS) as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.3;
(c)     as soon as possible and in any event within five (5) Business Days after an executive officer of Harley knows or should have known of the occurrence of each Default or Unmatured Default continuing, a statement of the chief financial officer or treasurer of Harley setting forth details of such Default or Unmatured Default and the action that Harley has taken and proposes to take with respect thereto;
(d)     promptly after the sending or filing thereof, copies of all reports that Harley sends to any of its securityholders as such, and copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) that Harley or any Subsidiary files with the Commission or any national securities exchange, excluding any of the foregoing to the extent related solely to a Permitted Finance Receivables Securitization (unless such report constitutes a notice of default or acceleration);
(e)     promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Harley or any of its Subsidiaries of the type described in Section 5.1.7(ii); and

(f)     such other information respecting Harley or any of its Subsidiaries as any Lender through the Global Administrative Agent may from time to time reasonably request (it being understood and agreed that neither Harley nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books or account or other matter (i) in respect of which disclosure to the Global Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on Harley or its Subsidiaries; (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (iii) constitutes non-financial trade secrets or non-financial proprietary information).
Financial statements (other than the certificate of the chief financial officer or the treasurer) required to be delivered pursuant to clauses (a), (b) and (d) of this Section 6.1.9 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such financial statements are filed for public availability on the Commission’s Electronic Data Gathering and Retrieval System or (ii) Harley notifies (which may be by facsimile or electronic mail) the Global Administrative Agent that such financial statements have been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by a widely held nationally recognized web browser, from which such financial statements may be readily viewed and printed.
6.1.10     Use of Proceeds.
(a)     Each Borrower shall use the proceeds of the Loans to provide funds for the general corporate purposes of such Borrower and its Subsidiaries.
(b)     No Borrower will request any Loan or Advance, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case except to the extent permissible for a Person required to comply with Sanctions, or (iii) in any other manner that would result in liability to the Global Administrative Agent or any Lender under any applicable Sanctions or a breach by the Global Administrative Agent or any Lender of Sanctions.
6.2     Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Companies will not:
6.2.1      [Reserved].
6.2.2     Liens, Etc. Create or suffer to exist, or permit any Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign for security purposes, or permit any Material Subsidiaries to assign for security purposes, any right to receive income, other than:
(a)     Permitted Liens;
(b)     purchase money Liens (including Liens securing Capitalized Lease Obligations) upon or in any real Property or goods acquired or held by any of the Companies or any Material Subsidiary in the ordinary course of business to secure the purchase price of such Property or goods or to secure Indebtedness and/or other obligations incurred solely for the purpose of financing the acquisition of such real Property or goods, or Liens existing on such real Property or goods at the time of its acquisition

(other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such Property) and extensions, renewals or replacements of any of the foregoing to the extent the principal amount secured is not increased; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real Property or goods being acquired (and related Property), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced (it being understood that individual financings permitted by this subsection provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted under this subsection); provided, further that the aggregate principal amount of the Indebtedness secured by the Liens referred to in this clause (b) shall not exceed the greater of (i) $150,000,000 and (ii) an amount equal to 1.5% of Consolidated Total Assets (determined by reference to the most recent financial statements of Harley delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5) as determined at the time of, and immediately after giving effect to, the incurrence of such Lien (for the purposes of this Section 6.2.2(b), “goods” has the meaning set forth in Section 9-102(44) of the Uniform Commercial Code as in effect in the State of New York);
(c)     the Liens existing on the Closing Date and described on Schedule 6.2.2(c) hereto;
(d)     Liens on (or assignments of) Property of a Person existing at the time such Person is merged into or consolidated with any of the Companies or any Material Subsidiary of any of the Companies or becomes a Material Subsidiary of any of the Companies or at the time any of the Companies or any Material Subsidiary of any of the Companies otherwise acquires such Property from such Person; provided that such Liens or assignments were not created in contemplation of such merger, consolidation or acquisition, or such Person becoming a Material Subsidiary, and do not extend to any assets other than those of the Person so merged into or consolidated with any of the Companies or such Subsidiary or acquired by any of the Companies or such Subsidiary or those of such Person becoming a Material Subsidiary;
(e)     other Liens or assignments securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (i) $250,000,000 and (ii) an amount equal to 2.5% of the Consolidated Total Assets (determined by reference to the most recent financial statements of Harley delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5) as determined at the time of, and immediately after giving effect to, the incurrence of such Lien or the making of such assignment;
(f)     Liens (A) consisting of sales, assignments, pledges or other transfers of Finance Receivables in connection with a Permitted Finance Receivables Securitization, and (B) on Finance Receivables and on any interest in Finance Receivables retained by Harley or any of its Subsidiaries (including a Finance Receivables Subsidiary), whether directly or through the ownership of a certificate or other interest in another Person, provided to secure Permitted Securitization Recourse Obligations of Harley or any of its Subsidiaries;
(g)     the replacement, extension or renewal of any Lien or assignment permitted by clause (c) or (d) above upon or in the same Property theretofore subject thereto or the replacement, extension or renewal (to the extent the principal amount secured is not increased) of the Indebtedness or other obligation secured thereby;

(h)     Liens incurred in connection with sale and leaseback transactions securing assets or other Property with a value of not in excess of the greater of (i) $150,000,000 and (ii) an amount equal to 1.5% of Consolidated Total Assets (determined by reference to the most recent financial statements of Harley delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5) as determined at the time of, and immediately after giving effect to, the incurrence of such Lien;
(i)     Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.2.2;
(j)     options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement, and Liens on equity interests of joint ventures securing obligations of such joint ventures; and
(k)     Liens on assets in order to secure defeased and/or discharged indebtedness.
6.2.3     Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (but excluding, for the avoidance of doubt, the following transactions: (w) any transfer of cash, cash equivalents or marketable securities in the ordinary course of business, (x) any issuance by a Person of its own equity interests, (y) any transfer for security purposes that is permitted by Section 6.2.2 and (z) any casualty loss, governmental taking or similar disposition) (whether in one transaction or in a series of related transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of any Borrower or of any Borrower and its Subsidiaries (taken as a whole) to, any Person, or permit any of its Material Subsidiaries to do so, except that (i) any Subsidiary (other than any Company) may merge or consolidate with or into, or transfer, convey or dispose of assets to, any other Person so long as such transaction or series of related transactions does not result in the transfer, conveyance or other disposal of all or substantially all of the assets (whether now owned or hereafter acquired) of any Borrower or of any Borrower and its Subsidiaries (taken as a whole), (ii) any of the Companies and any Material Subsidiary may merge into or transfer, convey or dispose of assets to any Person in a transaction in which a Company or a Material Subsidiary is the surviving or transferee entity (provided that any such transaction involving a Company must result in a Company as the surviving or transferee entity), (iii) Harley may merge into a wholly-owned Subsidiary that has no material assets or liabilities for the sole purpose of changing the state of incorporation of Harley if the surviving corporation shall expressly assume the liabilities of Harley under this Agreement and the other Loan Documents and (iv) the Guarantor may merge or consolidate with a Person (other than a Borrower) in a transaction in which the Guarantor is the surviving entity; provided, in each case, that no Unmatured Default shall have occurred and be continuing at the time of such proposed transaction or would result after giving effect thereto and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries in respect of dispositions of inventory, cash or obsolete, used or surplus equipment or other Property in the ordinary course of business or in respect of any Permitted Finance Receivables Securitization and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries from selling or disposing of any Property the contemplated disposition of which Harley has disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date.

6.2.4     [Reserved].
6.2.5     [Reserved].
6.2.6     Margin Regulations. Permit more than 25% of the “value” (within the meaning of Regulation U issued by the Board) of the assets of Harley and its Subsidiaries, both before and after giving effect to any Advance hereunder, to constitute “margin stock” as defined in Regulations T, U and X issued by the Board.
6.2.7     Amendments to Support Agreement. Allow or suffer to exist any amendment, supplement or other modification to the Support Agreement (if the foregoing adversely affects, or could reasonably be expected to adversely affect, the Lenders but in no event shall any amendment reduce, or effectively reduce, the amount of support under the Support Agreement) without the prior written consent of the Required Lenders.
6.3     Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Companies shall comply with the following:
(A)     Defined Terms for Financial Covenants. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):
“Consolidated Equity” means and refers to, as of the end of any period of determination, the sum, without duplication, of (i) consolidated shareholders’ equity of HDFS, (ii) preferred stock and (iii) Subordinated Indebtedness.
“Consolidated Finco Debt” means, at any time, all Indebtedness for borrowed money of HDFS and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of HDFS in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts (i) Subordinated Indebtedness, (ii) Subordinated Intercompany Indebtedness and (iii) Indebtedness for borrowed money in respect of Permitted Finance Receivables Securitizations to the extent such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided that the aggregate outstanding credit enhancements in the form of cash or letter(s) of credit provided by HDFS or any of its Subsidiaries (other than any structured bankruptcy-remote Subsidiary of HDFS) in excess of 10% of the aggregate outstanding Indebtedness for borrowed money and owner trust certificates (however classified) incurred in connection with such Permitted Finance Receivables Securitizations shall not be excluded from Consolidated Finco Debt pursuant to this clause (iii).
“Consolidated Opco Debt” means, at any time, all Indebtedness for borrowed money of Harley and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of Harley in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts any Indebtedness of HDFS and its Consolidated Subsidiaries.
“Consolidated Shareholders’ Equity” means, as of the end of any fiscal quarter, the consolidated shareholders’ equity of Harley at the end of such fiscal quarter of Harley (determined by reference to the financial statements of Harley delivered with respect to such fiscal quarter pursuant to Section 6.1.9(a) or 6.1.9(b)), determined on a Consolidated basis in accordance with Agreement Accounting Principles.

“Finco Leverage Ratio” means the ratio of (a) Consolidated Finco Debt to (b) Consolidated Equity.
“Opco Leverage Ratio” means the ratio of (a) Consolidated Opco Debt to (b) the sum of (i) Consolidated Opco Debt plus (ii) Consolidated Shareholders’ Equity.
“Subordinated Indebtedness” means Indebtedness of Harley or its Subsidiaries, whether direct or indirect, to non-affiliated Persons which is subordinated to the Obligations on a basis acceptable to the Global Administrative Agent.
(B)     Maximum Finco Leverage Ratio. The Companies shall not permit the Finco Leverage Ratio, as of the end of any fiscal quarter, to exceed 10.00 to 1.00.
(C)     Maximum Opco Leverage Ratio. The Companies shall not permit the Opco Leverage Ratio, as of the end of any fiscal quarter, to exceed 0.70 to 1.00.

ARTICLE VII     DEFAULTS
7.1     Defaults. Each of the following occurrences shall constitute a Default under this Agreement:
(a)     Failure to Make Payments When Due. Any Borrower (i) shall fail to pay any principal of any Advance when the same becomes due and payable or (ii) shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any other Loan Document within five (5) Business Days after the same becomes due and payable.
(b)     Breach of Representation or Warranty. Any representation or warranty made by any Company herein or by any Company (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made.
(c)     Breach of Certain Covenants. (i) Any of the Companies shall fail to perform or observe any term, covenant or agreement under Section 6.1.4, 6.1.9(c), 6.1.9(e), 6.1.10(b), 6.2, or 6.3 or (ii) any of the Companies shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the applicable Company by the Global Administrative Agent or any Lender.
(d)     Default as to Other Indebtedness. (i) Any Borrower or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness owed to any Borrower or any Material Subsidiaries) that is outstanding in a principal or net amount of at least $125,000,000 in the aggregate (but excluding (1) Indebtedness outstanding hereunder and (2) Indebtedness under a Permitted Finance Receivables Securitization) of such Borrower or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) or any event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness (including, for the avoidance of doubt, such Indebtedness under a Permitted Finance Receivables Securitization to the extent such Indebtedness appears as a liability or indebtedness on the balance sheet of any Borrower or any Material Subsidiary in accordance with Agreement Accounting Principles – “Balance Sheet ABS Debt”) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause such Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity date (other than by a regularly scheduled required prepayment or redemption); or any such Indebtedness (including Balance Sheet ABS Debt) shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness (including Balance Sheet ABS Debt) shall be required to be made, in each case prior to the stated maturity thereof. Notwithstanding the foregoing, none of the following events shall constitute a Default under this clause (d) unless such event results in the acceleration of other Indebtedness of a Borrower or any Material Subsidiary in an aggregate principal amount of more than $125,000,000: (i) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness or (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, in each case pursuant to Indebtedness of an acquired business.
(e)     Bankruptcy Events, Etc. Any Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or any such Borrower or any such Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 7.1(e).
(f)     Monetary Judgments. Judgments or orders for the payment of money in excess of $125,000,000 in the aggregate shall be rendered against any Borrower or any Material Subsidiary with respect to which (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be a Default or included in the calculation of the aggregate amount of judgments or orders under this Section 7.1(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.

(g)     Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Borrower or any Material Subsidiary that would be reasonably expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
(h)     Change of Control. A Change of Control shall occur.
(i)     ERISA. (i) The occurrence of any ERISA Event; (ii) the partial or complete withdrawal of Harley or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan, and in each such case under this Section 7.1(i) such event or circumstance has occurred or could reasonably be expected to result in a Material Adverse Effect.
(j)     Guaranty Default. Unless the Guarantor has merged or consolidated with another Company as permitted under Section 6.2.3, the Guarantor shall terminate, revoke, refuse to perform or otherwise breach any of its guaranty and other obligations contained in Article XII, or such guaranty shall otherwise become unenforceable for any reason.
(k)     Support Agreement Default. Without the consent of the Required Lenders and the Global Administrative Agent, Harley shall terminate, revoke, refuse to perform or otherwise breach any of its obligations contained in the Support Agreement or such Support Agreement or any part thereof shall terminate or otherwise become unenforceable for any reason.
A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 8.3.
ARTICLE VIII     ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES
8.1     Remedies.
(a)      Termination of Commitments; Acceleration. If any Default described in Section 7.1(e) occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Global Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may (i) terminate the obligations of the Lenders to make Loans hereunder or (ii) declare the Obligations to be due and payable, or both, and upon any declaration under clause (ii), the Commitments shall terminate and the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower expressly waives.
(b)     Rescission. If, at any time after termination of the Lenders’ obligations to make Loans but before acceleration of the maturity of the Loans, the relevant Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Defaults and Unmatured Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 8.3, then upon the written consent of the Required Lenders and written notice to Harley, the termination of Lenders’ respective obligations to make Loans or the aforesaid acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or Unmatured Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Required Lenders; they are not intended to benefit any Borrower and do not give any Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or any acceleration hereunder, even if the conditions set forth herein are met.
8.2     Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Syndicated Global Advance requested or deemed requested by the applicable Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a “Non Pro Rata Loan”) or any Lender otherwise becomes a Defaulting Lender, until the earlier of such Lender’s cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Global Administrative Agent by any Borrower and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the applicable Borrower by the Global Administrative Agent (“Cure Loans”) on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:
(i)     the foregoing provisions of this Section 8.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.8;
(ii)     any Defaulting Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Syndicated Global Advance at such time as an amount equal to such Defaulting Lender’s original Pro Rata Share of the requested principal portion of such Advance is fully funded to the applicable Borrower, whether made by such Defaulting Lender itself or by operation of the terms of this Section 8.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;
(iii)     amounts advanced to any Borrower to cure, in full or in part, any such Defaulting Lender’s failure to fund its Pro Rata Share of any Syndicated Global Advance shall bear interest at the rate applicable to Syndicated Global Loans which are Base Rate Loans, in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans;
(iv)     regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of any Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans;
(v)     for so long as and until the earlier of any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender and the termination of the Commitments, the term “Required Lenders” for purposes of this Agreement shall mean Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; and

(vi)     for so long as and until any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees, and no fees shall accrue, with respect to its Commitment.
8.3     Amendments. Except as provided in Section 2.19 with respect to the extension of the Termination Date, and as provided in Section 2.4(b) with respect to an Incremental Term Loan Amendment, and as provided in Section 3.3(b), subject to the provisions of this Article VIII, the Required Lenders (or the Global Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:
(i)     postpone or extend the Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender (except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof) or postpone the scheduled date of expiration of any Commitment of such Lender;
(ii)     reduce the principal amount of any Loans, or reduce the rate or amount of or extend the time of payment of interest or fees thereon or other amounts payable hereunder (except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof and except that no amendment entered into pursuant to the terms of Section 3.3(b) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii));
(iii)     reduce the percentage specified in the definition of Required Lenders or any other provision hereof specifying the percentage or number of Lenders specified to be the applicable percentage or number in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share” (it being understood that, solely with the consent of the parties prescribed by Section 2.4(b) to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments are included on the Closing Date);
(iv)     increase the amount of the Commitment of any Syndicated Global Lender or increase any Lender’s Pro Rata Share;
(v)     permit any Borrower to assign its rights under this Agreement;
(vi)     [reserved];
(vii)     release the Guarantor other than in accordance with the terms of the Loan Documents;
(viii)     alter the manner in which payments or prepayments of principal, interest or other amounts under the Loan Documents shall be applied as among the Lenders; or
(ix)     amend this Section 8.3.

No amendment of any provision of this Agreement relating to the Global Administrative Agent shall be effective without the written consent of the Global Administrative Agent. The Global Administrative Agent may waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders or Borrowers.
If, in connection with any proposed amendment, waiver or consent requiring the consent of “the Lenders”, “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Harley may (at its sole cost and expense) elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to Harley and the Global Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an assignment and assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 13.3(A), and with Harley or such replacement Lender paying the $3,500 processing fee required in Section 13.3(B) and (ii) Harley shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by any Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1, 3.2 and 3.5, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
Notwithstanding anything herein to the contrary, as to any amendment or amendment and restatement otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment or amendment and restatement, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
8.4     Preservation of Rights. No delay or omission of the Lenders or the Global Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Global Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE IX     GENERAL PROVISIONS

9.1     Survival of Representations. All representations and warranties of the relevant Companies contained in this Agreement shall survive delivery of any Notes and the making of the Loans herein contemplated.
9.2     Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3     Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4     Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Companies, the Global Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Companies, the Global Administrative Agent and the Lenders relating to the subject matter thereof.
9.5     Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other. The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
9.6     Expenses; Indemnification.
(A)     Expenses. The Borrowers shall reimburse the Global Administrative Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for each such Person, which attorneys and paralegals may be employees of such Persons) paid or incurred by such Persons in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrowers also agree to reimburse the Global Administrative Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for each such Person, which attorneys and paralegals may be employees of such Persons) paid or incurred by each such Person in connection with the collection of the Obligations and enforcement of the Loan Documents; provided that the Borrowers shall not be obligated to so reimburse for more than one primary law firm (and, in addition to such primary law firm, one local counsel engaged in each relevant jurisdiction by such primary law firm) as counsel for the Global Administrative Agent and more than one primary law firm (and, in addition to such primary law firm, one local counsel engaged in each relevant jurisdiction by such primary law firm) as counsel for the Lenders in connection with such collection or enforcement.
(B)     Indemnity. Each of the Borrowers further agrees to defend, protect, indemnify, and hold harmless the Global Administrative Agent, the Arrangers, each and all of the Lenders, and each of their respective Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:
(i)     this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans hereunder, the management of such Loans or the use or intended use of the proceeds of the Loans; or
(ii)     any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Law arising from or in connection with the past, present or future operations of the Companies, their Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of the Companies or their Subsidiaries, the presence of asbestos‑containing materials at any respective Property of the Companies or their Subsidiaries or the Release or threatened Release of any contaminant into the environment (collectively, the “Indemnified Matters”);
provided, however, no Borrower shall have any obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused solely by or resulting solely from the bad faith, willful misconduct or gross negligence of such Indemnitee or such Indemnitee’s material breach of its obligations under this Agreement, in each case as determined by the final non-appealable judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.
(C)     Waiver of Certain Claims; Settlement of Claims. Each of the Companies further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by any Company or any of their Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement or the other Loan Documents (whether or not the Global Administrative Agent, any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.
(D)     Survival of Agreements. The obligations and agreements of the Companies under this Section 9.6 shall survive the termination of this Agreement. Any demand for payment pursuant to this Section 9.6 shall be accompanied by a statement setting forth such amounts due in reasonable detail.
9.7     Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Global Administrative Agent with sufficient counterparts so that the Global Administrative Agent may furnish one to each of the relevant Lenders.
9.8     Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Harley or any Subsidiary of Harley at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for purposes of calculating shareholders’ equity, by excluding all accumulated other comprehensive income (or loss) as shown on the most recent Consolidated balance sheet of Harley or HDFS, as applicable, delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5. Notwithstanding any other provision of this Agreement to the contrary, except for the purpose of preparing financial statements in accordance with Agreement Accounting Principles, (x) the determination of whether a lease constitutes a capital or finance lease, on the one hand, or an operating lease, on the other hand, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to Agreement Accounting Principles as in effect on the Closing Date without giving effect to the phase-in of the effectiveness of any amendments to Agreement Accounting Principles that have been adopted as of the Closing Date and (y) Accounting Standards Update 2016-13 Financial Instruments- Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) shall not be given effect.
9.9     Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10     Nonliability of Lenders. The relationship among the Companies and the Credit Parties shall be solely that of borrower or guarantor and lender. No Credit Party shall have any fiduciary responsibilities to any of the Companies. No Credit Party undertakes any responsibility to any of the Companies to review or inform any of the Companies of any matter in connection with any phase of any of the Companies’ business or operations. Each Company further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Company, its Subsidiaries and other companies with which such Company or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Company or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Company by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Company in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Company also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Company or any of its Subsidiaries, confidential information obtained from other companies.
9.11     CHOICE OF LAW AND SUBMISSION TO JURISDICTION. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS. EACH COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE GLOBAL ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

9.12     WAIVER OF JURY TRIAL. EACH OF THE COMPANIES, THE GLOBAL ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
9.13     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the other Loan Documents.
9.14     USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Company, which information includes the name and address of such Company and other information that will allow such Lender to identify such Company in accordance with the Act.
9.15     Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Article XIV. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
9.16     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(A)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(B)     the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify Harley and the Global Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).
9.17     Certain Calculations. No Unmatured Default or Default shall arise as a result of any limitation or threshold set forth in Dollars in Sections 6.2 and 6.3 and Article VII under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of Harley immediately preceding the fiscal quarter of Harley in which such transaction requiring a determination occurs.
9.18     Interest Rates. The Global Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto, or replacement rate therefor (other than, for the avoidance of doubt, with respect to its obligation to apply the definition of such rate in accordance with its terms).
9.19     Termination of Existing 364-Day Credit Agreement. Each Lender hereunder which is also a “Lender” under the Existing 364-Day Credit Agreement hereby waives (A) any requirement of five (5) Business Days’ notice by the “Borrowers” under the Existing 364-Day Credit Agreement prior to the reduction of the commitments thereunder and the termination thereof and (B) the payment of any amounts under Section 3.4 of the Existing 364-Day Credit Agreement in connection with the termination thereof.
ARTICLE X     THE GLOBAL ADMINISTRATIVE AGENT
10.1     Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is appointed by the Lenders (each reference in this Article X to a Lender being in its capacity as a Lender) as the Global Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Global Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Global Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Global Administrative Agent”, it is expressly understood and agreed that the Global Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Global Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Global Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.

Each of the Lenders agrees to assert no claim against the Global Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.
10.2     Powers. The Global Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Global Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Global Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Global Administrative Agent. The Global Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Global Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Global Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Global Administrative Agent. Without limiting the foregoing, the Global Administrative Agent hereby agrees to provide the notice contemplated by Section 7.1(b) if so requested by the Required Lenders.
10.3     General Immunity. Neither the Global Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any of the Borrowers or Lenders for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (i) the gross negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents.
10.4     No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Global Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV (other than to confirm receipt of items expressly required to be delivered to the Global Administrative Agent on the Closing Date pursuant to Section 4.1); (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Global Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Harley, any guarantor of any or all of the Obligations, any Company or any of their Subsidiaries.

10.5     Action on Instructions of Lenders. The Global Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (except with respect to actions that require the consent of all of the Lenders as provided in Section 8.3), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Global Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6     Employment of the Global Administrative Agent and Counsel. The Global Administrative Agent may execute any of its duties hereunder and under any other Loan Document by or through employees, agents, affiliates and attorneys-in-fact, and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Global Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement among the Global Administrative Agent and the Lenders and all matters pertaining to the Global Administrative Agent’s duties hereunder and under any other Loan Document.
10.7     Reliance on Documents; Counsel. The Global Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Global Administrative Agent, which counsel may be employees of the Global Administrative Agent.
10.8     The Global Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Global Administrative Agent ratably in proportion to their respective Pro Rata Shares (determined at the time such indemnity is sought) (i) for any amounts not reimbursed by any Borrower for which the Global Administrative Agent is entitled to reimbursement or indemnification by any Borrower under the Loan Documents, (ii) for any other expenses incurred by the Global Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, distribution (including via the internet) and enforcement of the Loan Documents, including as a result of a dispute among the Lenders or between any Lender and the Global Administrative Agent, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Global Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, including as a result of a dispute among the Lenders or between any Lender and the Global Administrative Agent; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Global Administrative Agent.
10.9     Rights as a Lender. With respect to its Commitment, Loans made by it and any Notes issued to it, the Global Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Global Administrative Agent, as applicable, and the term “Lender” or “Lenders”, as applicable, shall, unless the context otherwise indicates, include the Global Administrative Agent in its individual capacity. The Global Administrative Agent may accept deposits from, lend money to and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Harley, any Company or any of their Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.
10.10     Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Global Administrative Agent or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Global Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
10.11     Successor Global Administrative Agent. The Global Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Global Administrative Agent. If no successor Global Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Global Administrative Agent’s giving notice of resignation, then the retiring Global Administrative Agent may appoint, on behalf of the Lenders, a successor Global Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Global Administrative Agent shall be subject to approval by Harley, which approval shall not be unreasonably withheld. Such successor Global Administrative Agent shall be a commercial bank (including a branch thereof) having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Global Administrative Agent hereunder by a successor Global Administrative Agent, such successor Global Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Global Administrative Agent, and the retiring Global Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Global Administrative Agent’s resignation hereunder as the Global Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Global Administrative Agent hereunder and under the other Loan Documents.

10.12     Co-Agents, Documentation Agent, Syndication Agent, etc. None of the Lenders, if any, identified in this Agreement as a “co-agent”, “documentation agent” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Global Administrative Agent in Section 10.10.
ARTICLE XI     SETOFF; RATABLE PAYMENTS
11.1     Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to any Company (including all account balances, whether provisional or final and whether or not collected or available, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) may be offset and applied toward the payment of the Obligations owing to such Lender and the other Obligations, whether or not the Obligations, or any part hereof, shall then be due. Each Lender agrees promptly to notify the Borrowers and the Global Administrative Agent after any such set-off and application made by such Lender; provided further that any failure to give such notice shall not affect the validity of such offset and application under this Section 11.1.
11.2     Ratable Payments. If any Syndicated Global Lender, whether by setoff or otherwise, has payment made to it upon its Syndicated Global Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Syndicated Global Lender, such Syndicated Global Lender agrees, promptly upon demand, to purchase a portion of the Syndicated Global Loans held by the other Syndicated Global Lenders so that after such purchase each Syndicated Global Lender will hold its ratable proportion of Syndicated Global Loans. If any Syndicated Global Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Syndicated Global Lender agrees, promptly upon demand, to take such action necessary such that all Syndicated Global Lenders share in the benefits of such collateral ratably in proportion to their Syndicated Global Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII     GUARANTEE
In order to induce the Lenders to extend credit hereunder, but subject to the provisions of the final paragraph of this Article XII, the Guarantor fully and unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the Obligations (including, without limitation, interest accruing hereunder after the commencement of any case under the Bankruptcy Code or any other bankruptcy-related rules or legislation in any country in which a Company is organized, whether or not allowed as a claim in such case). The obligations of the Guarantor under this Article XII are sometimes referred to as the “Guarantee”. The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be affected by the failure of any Lender or the Global Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any of the other Loan Documents or otherwise, or, except as specifically provided therein, by any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement.
The Guarantor further agrees that its Guarantee hereunder constitutes a promise of payment when due and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other person.
The Guarantor agrees that its obligations under this Guarantee shall be unconditional, irrespective of:
(i)     the validity, enforceability, avoidance, novation or subordination of any of the Obligations or any of the Loan Documents;
(ii)     the absence of any attempt by, or on behalf of, any Lender or the Global Administrative Agent to collect, or to take any other action to enforce, all or any part of the Obligations whether from or against any Borrower, any other guarantor of the Obligations or any other Person;
(iii)     the election of any remedy by, or on behalf of, any Lender or the Global Administrative Agent with respect to all or any part of the Obligations;
(iv)     the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender or the Global Administrative Agent with respect to any provision of any of the Loan Documents;
(v)     the failure of the Global Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations;
(vi)     the election by, or on behalf of, any one or more of the Lenders or the Global Administrative Agent in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”) or other bankruptcy-related rules or legislation in any country in which a Company is organized, of the application of Section 1111(b)(2) of the Bankruptcy Code;
(vii)     any borrowing or grant of a security interest by any Company, as debtor‑in‑possession, under Section 364 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Borrower is organized;
(viii)     the disallowance, under Section 502 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Company is organized, of all or any portion of the claims of any of the Lenders or the Global Administrative Agent for repayment of all or any part of the Obligations; or

(ix)     any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Borrower or the Guarantor.
The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. The Lenders, either themselves or acting through the Global Administrative Agent, are authorized, without notice or demand and without affecting the liability of the Guarantor hereunder, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (b) to accept partial payments on all or any part of the Obligations; (c) to take and hold security or collateral for the payment of all or any part of the Obligations, this Guarantee, or any other guaranties of all or any part of the Obligations, (d) to exchange, enforce, waive and release any such security or collateral; (e) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Obligations, this Guarantee, any other guaranty of all or any part of the Obligations, and any security or collateral for the Obligations or for any such guaranty.
The Guarantor consents and agrees that none of the Lenders nor the Global Administrative Agent nor any Person acting for or on behalf of the Lenders or the Global Administrative Agent shall be under any obligation to marshall any assets in favor of the Guarantor or against or in payment of any or all of the Obligations. The Guarantor further agrees that, to the extent that any Borrower or any other guarantor of all or any part of the Obligations makes a payment or payments to any Lender or the Global Administrative Agent, or any Lender or the Global Administrative Agent receives any proceeds of collateral for all or any part of the Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to any Borrower, the Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.
In furtherance of the foregoing and not in limitation of any other right which the Global Administrative Agent or any Lender may have at law or in equity against the Guarantor by virtue hereof, upon the failure of any Borrower to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor promises to and will, upon receipt of written demand by the Global Administrative Agent, forthwith pay, or cause to be paid, in cash, the amount of such unpaid Obligations. The Guarantor further agrees that if payment in respect of any of the Obligations owed to any Lender shall be due at a place of payment other than as designated in this Agreement and if, by reason of any Change in Law (as defined in Section 3.1), war or civil disturbance or other event, such place of payment shall be impossible or, in the judgment of such Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Guarantor shall make payment of such Obligation in the applicable place designated in this Agreement, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.
Until the Obligations have been paid in full in cash and the Termination Date shall have occurred, the Guarantor (i) shall have no right of subrogation with respect to such Obligations and (ii) waive any right to enforce any remedy which the Lenders or the Global Administrative Agent (or any of them) now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations or any other Person, and the Guarantor waives any benefit of, and any right to participate in, any security or collateral given to the Lenders and the Global Administrative Agent (or any of them) to secure the payment or performance of all or any part of the Obligations or any other liability of any Borrower to the Lenders or the Global Administrative Agent (or any of them).
This Guarantee shall continue in full force and effect and may not be terminated or otherwise revoked until the Obligations shall have been fully paid (in cash) and discharged and this Agreement and all financing arrangements between any Borrower, the Global Administrative Agent and the Lenders pursuant to this Agreement shall have been terminated; provided that if the Guarantor is merged or consolidated with another Company pursuant to Section 6.2.3 or if the capital stock of the Guarantor is sold, transferred or otherwise disposed of in a transaction permitted pursuant to the terms of this Agreement (as in effect on the Closing Date), the Guarantor shall be released from its obligations under this Agreement without further action. If, notwithstanding the foregoing, the Guarantor shall have any right under applicable law to terminate or revoke this Guarantee, the Guarantor agrees that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by the Guarantor, is actually received by the Global Administrative Agent. Such notice shall not affect the right and power of any of the Lenders or the Global Administrative Agent to enforce rights arising prior to receipt thereof by the Global Administrative Agent. If any Lender grants loans or takes other action after the Guarantor terminates or revokes this Guarantee but before the Global Administrative Agent receives such written notice, the rights of such Lender with respect thereto shall be the same as if such termination or revocation had not occurred. The provisions of this Article XII shall remain in full force and effect, notwithstanding any termination of this Agreement, until the Obligations shall have been fully paid (in cash) and discharged.
Notwithstanding anything contained in this Article XII to the contrary, (i) the obligations of the Guarantor under this Article XII shall be solely in respect of the Loans made to, and any other Obligations of, HDFS and (ii) the Guarantor shall not have any obligations under this Article XII in respect of the Loans made to, or any other Obligations of, Harley.
ARTICLE XIII     BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1     Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Companies, the Lenders and the Global Administrative Agent and their respective successors and assigns, except that (i) the Companies shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof. Notwithstanding clause (ii) of this Section 13.1, any Lender may at any time, without the consent of any Borrower or the Global Administrative Agent, assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank or other central banking authority with authority over such Lender; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Global Administrative Agent may treat any Lender as the owner of the Loans for all purposes hereof unless and until such Lender complies with Section 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Global Administrative Agent. Any such assignee or transferee agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Loan, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Loan.
13.2     Participations.
(A)     Permitted Participants; Effect. Subject to the terms set forth in this Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) which is not an Ineligible Institution participating interests in any Loan owing to such Lender or any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans for all purposes under the Loan Documents, all amounts payable by any Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and such Borrower and the Global Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents except that, for purposes of Article III hereof, the Participants shall be entitled to the same rights as if they were Lenders; provided however that no Participant shall be entitled to receive any greater payment under Article III than the Lender would have been entitled to receive with respect to the rights participated. .
(B)     Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which involves an amendment, modification or waiver with respect to a matter which, if such Participant were a Lender hereunder, would require the consent of such Lender under clauses (i) through (viii) of Section 8.3 hereof.
(C)     Benefit of Setoff. The Companies agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of set off. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
(D)     Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in any Loan, Commitment or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loan, Commitment or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan, Commitment or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Global Administrative Agent (in its capacity as Global Administrative Agent) shall have no responsibility for maintaining a Participant Register.
13.3     Assignments.
(A)     Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) which is not an Ineligible Institution all or a portion of its rights and obligations under this Agreement (including, without limitation, its Commitment and all Loans owing to it) in accordance with the provisions of this Section 13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the rights and obligations of any assigning Lender under this Agreement. Such assignment shall be substantially in the form of Exhibit C hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender’s rights and obligations under the Loan Documents or, except for assignments to another Lender, an Affiliate thereof or an Approved Fund, involves loans and commitments in an aggregate amount of at least $5,000,000. Notice to the Global Administrative Agent shall be required prior to any assignment becoming effective and the consent of the Global Administrative Agent (which consent will not be unreasonably withheld, conditioned or delayed) shall be required prior to any assignment becoming effective with respect to a Purchaser which is not a Lender and the consent of Harley (which consent will not be unreasonably withheld, conditioned or delayed; provided that Harley shall be deemed to have consented to any such assignment (excluding, for the avoidance of doubt, any assignment or purported assignment to an Ineligible Institution) unless it shall object thereto by written notice to the Global Administrative Agent within ten (10) Business Days after having received written notice thereof from the Global Administrative Agent) shall be required prior to an assignment becoming effective unless (A) a Default shall have occurred and be continuing at such time or (B) the Purchaser is a Lender, an Affiliate thereof or an Approved Fund; provided that, notwithstanding the preceding clause (B), (1) the Purchaser with respect to any assignment that does not require Harley’s consent under the preceding clause (B) shall nevertheless provide written notice to Harley thereof prior to, or promptly after, such assignment and (2) the consent of Harley shall be required prior to any assignment resulting in the applicable Purchaser, collectively with its Affiliates and affiliated Approved Funds, holding Commitments in an aggregate amount greater than 15% of the Aggregate Commitment at such time (or, if the Commitments shall have been terminated, such Purchaser, collectively with its Affiliates and affiliated Approved Funds, would hold Loans aggregating to more than 15% in principal amount of all outstanding Loans at such time). It is understood and agreed that it shall be reasonable for Harley to consider a proposed Purchaser’s right to require reimbursement for incremental increased costs pursuant to Article III when determining whether to consent to any applicable assignment.
(B)     Effect; Effective Date. Subject to acceptance and recording thereof pursuant to clause (C) below, upon (i) delivery to the Global Administrative Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit C hereto (a “Notice of Assignment”), together with any consents required by Section 13.3(A) hereof, and (ii) payment of a $3,500 fee to the Global Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no consent or action by any of the Borrowers or the Lenders and no further consent or action by the Global Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(B), the transferor Lender, the Global Administrative Agent and Harley shall, if requested by such transferor Lender or Purchaser, make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser.
(C)     The Register. The Global Administrative Agent shall maintain at its address referred to in Section 14.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 13.3 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of and principal amount (and stated interest) of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower and each of its Subsidiaries, the Global Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(D)     Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless Harley has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Purchaser or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such Purchaser or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by Harley of an assignment agreement with respect to such Purchaser will not by itself result in such Purchaser no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (D)(i) shall not be void, but the other provisions of this clause (D) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without Harley’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Harley may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Global Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.3), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by Harley, the Global Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Global Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Global Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Global Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
(iv)    The Global Administrative Agent shall have the right, and Harley hereby expressly authorizes the Global Administrative Agent, to (A) post the list of Disqualified Institutions provided by Harley and any updates thereto from time to time (collectively, the “DQ List”) on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System, including that portion of such platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same. The DQ List shall be subject to the requirements of Section 13.4.
(v)    The Global Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Global Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
(E)     EEA Financial Institutions. Notwithstanding anything to the contrary in this Section 13.3, or elsewhere in this Agreement, the consent of Harley shall be required (such consent not to be unreasonably withheld or delayed) for an assignment to an assignee that is an EEA Financial Institution unless a Default shall have occurred and be continuing at the time of such assignment.
13.4     Confidentiality. (i) Subject to Section 13.5, the Global Administrative Agent and the Lenders shall hold confidential (A) all nonpublic information obtained pursuant to the requirements of this Agreement and (B) except as otherwise permitted by Harley, all information related to the Licensed Marks (as defined in Section 13.6)) and all other information which a reasonable person would deem to be confidential and/or proprietary in light of the nature of the information and the manner in which it was disclosed; provided that the Global Administrative Agent and the Lenders may each make disclosure (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and the Global Administrative Agent and each Lender, as applicable, shall be responsible for breach by its respective affiliated Persons to which the Global Administrative Agent or such Lender made such disclosure), (2) to the extent requested by any regulatory authority, (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (6) subject to a written agreement containing provisions substantially the same as those of this Section, to (a) any assignee of or Participant in, or any prospective assignee of or

Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on and subject to the terms of this clause (6)) or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (7) with the prior written consent of Harley, (8) to the extent such information (a) becomes publicly available other than as a result of a breach of this Section or (b) becomes available to the Global Administrative Agent or any Lender on a nonconfidential basis from a source other than the Companies, (9) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any such information relating to the Companies received by it from the Global Administrative Agent or any Lender or (10) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans. In no event shall the Global Administrative Agent or any Lender be obligated or required to return any materials furnished by Harley, the Companies or any of their Subsidiaries; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of Harley or any Company in connection with this Agreement.
(ii)(A) To the extent that the Gramm-Leach-Bliley Act, Title V/Privacy (collectively with the related implementing regulations, the “GLBA”), shall be applicable to the transactions contemplated herein, each of the parties hereto agrees that (1) it shall use all non-public personal information obtained pursuant to the requirements of this Agreement solely for the purposes for which the information is disclosed or as otherwise permitted in conformance with the requirements of the GLBA and (2) it shall maintain the confidentiality of such information to the same extent as described in Section 13.4(i). This clause shall survive the termination of this Agreement.
(B)    In the event that the Global Administrative Agent or any Lender reasonably believes that any physical and/or electronic safeguards have been breached, and that non-public personal information has been obtained by persons and/or entities without authority to use or view such non-public personal information, the Global Administrative Agent or such Lender, as applicable, will notify HDFS and Harley, in writing, as soon as reasonably practicable. The Global Administrative Agent and each Lender shall also maintain commercially reasonable processes and procedures for the storage, retention, and disposal of documents and storage media containing nonpublic personal information. Nothing in this clause shall be construed to create any third-party beneficiary rights in any consumer or other holder of nonpublic personal information. This clause shall survive the termination of this Agreement.
(iii)Each of the parties hereto acknowledges that any breach of the aforesaid confidentiality obligations in this Section 13.4 is likely to cause or threaten irreparable harm to HDFS and Harley. Therefore, HDFS and Harley shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as monetary damages. Nothing stated herein will be construed to limit any other remedies available to the parties hereto. This section shall survive the termination of this Agreement.
13.5     Dissemination of Information. Each of the Companies authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Companies and their Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree in writing to preserve in accordance with Section 13.4 the confidentiality of any non-public information described therein.
13.6     Non-Use of HDFS’ Licensed Marks. (i) HDFS, Harley and their affiliates have the right pursuant to licenses or otherwise to use certain trademark(s), logo(s), etc. relating to Harley-Davidson Motorcycles, HDFS and their affiliates (the “Licensed Marks”). Except as permitted by the following sentences, none of the Global Administrative Agent, the Lenders or their Affiliates are authorized to use such Licensed Marks or Harley’s or HDFS’s (i) text name and logo(s) (together) and/or (ii) logo(s) on forms, in legal documents, in advertising, marketing materials, in press releases or any other document or material. In the event the Global Administrative Agent, any Lender or any of their Affiliates wish to use said Licensed Marks, such Person must obtain HDFS’s and Harley’s prior written approval, which said approval is at HDFS’s and Harley’s sole and absolute discretion and subject to subsequent periodic review of such use and to such reasonable specifications of HDFS and Harley to the extent such specifications are directly related to the legal maintenance, whether such is before or after lapse or termination of this Agreement. The Harley-Davidson and/or HDFS (i) text name, logo(s) and registered trademark(s) (together) and/or (ii) logo(s) and/or (iii) registered trademark(s) are not to be used by the Global Administrative Agent, any Lender or any of their Affiliates in any way before, during or after the term of this Agreement, unless prior written consent is obtained from HDFS and Harley. This section shall survive the termination of this Agreement.
(ii)    Each of the parties hereto acknowledges that any breach of the aforestated non-use obligations in this Section 13.6 is likely to cause or threaten irreparable harm to HDFS and Harley. Therefore, in the event of any such breach, HDFS and Harley shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as monetary damages. Nothing stated in this Section 13.6 shall be construed to limit any other remedies available to any party hereto.
ARTICLE XIV     NOTICES
14.1     Giving Notice. (a) Except as otherwise permitted by Article II with respect to Borrowing Notices and Section 6.1.9, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties (provided that any notification of the DQ List to the Global Administrative Agent shall be made via email to the following address: JPMDQ_Contact@jpmorgan.com). Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes); or, if by courier, one (1) Business Day after deposit with a reputable overnight carrier service; with all charges paid.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Global Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Global Administrative Agent and the applicable Lender. The Global Administrative Agent or the Companies may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Global Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Electronic Systems.
(i)    Each Borrower agrees that the Global Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Global Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Global Administrative Agent or any of its Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents (collectively, the “Agent Parties”), have any liability to any Company, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Company’s or the Global Administrative Agent’s transmission of Communications through an Electronic System, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Global Administrative Agent or the Agent Parties. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Company pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Global Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
(iii)    For the avoidance of doubt, nothing in this Section 14.1(c) shall affect any obligations arising under Section 13.4.

14.2     Change of Address. Any of the Companies, the Global Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto (or, in the case of any Lender, by notice in writing to Harley and the Global Administrative Agent).
ARTICLE XV     COUNTERPARTS
15.1     Counterparts; Effectiveness; Electronic Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Global Administrative Agent and when the Global Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the Companies, the Lenders and the Global Administrative Agent have executed this Agreement as of the date first above written.

HARLEY-DAVIDSON, INC., as a U.S. Borrower

By: /s/ J. Darrell Thomas Name: J. Darrell Thomas Title: Vice President and Treasurer

Address:
Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: J. Darrell Thomas, Vice President and Treasurer
Telephone No.: (414) 343-7863
Facsimile No.: (414) 343-4990

with copy to (in the case of a notice of Default):

Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: Paul J. Jones, Vice-President, Strategy & Sustainability, Chief Legal Officer and Secretary
Telephone No.: (414) 343-4885
Facsimile No.: (414) 343-4990

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

HARLEY-DAVIDSON FINANCIAL SERVICES, INC., as a U.S. Borrower

By: /s/ J. Darrell Thomas Name: J. Darrell Thomas Title: Vice President, Chief Financial Officer and Treasurer

Address: 3700 West Juneau Avenue Milwaukee, Wisconsin 53208 Attention: J. Darrell Thomas, Vice President, Chief Financial Officer and Treasurer Telephone No.: (414) 343-7863 Facsimile No.: (414) 343-4990

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

HARLEY-DAVIDSON CREDIT CORP., as the Guarantor

By: /s/ J. Darrell Thomas Name: J. Darrell Thomas Title: Vice President, Chief Financial Officer and Treasurer

Address:
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
Attention: J. Darrell Thomas, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Telephone No.: (414) 343-7863
Facsimile No.: (414) 343-4990

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

JPMORGAN CHASE BANK, N.A., as the Global Administrative Agent and as a Lender

By: /s/ Robert P. Kellas Name: Robert P. Kellas Title: Executive Director

Address:
383 Madison Avenue, Floor 24
New York, New York 10179

Attention: Robert Kellas
Telephone No.: (212) 270-3560
Facsimile No.: (212) 270-5100

In the case of Borrowing Notices

500 Stanton Christiana Road
Ops Building 2, 3rd Floor
Newark, Delaware 19713-2107

Attention: Christine Angus
Facsimile No.: (302) 634-4250

In the case of a notification of the DQ List:

JPMDQ_Contact@jpmorgan.com

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

CITIBANK, N.A., as Syndication Agent and as a Lender

By: /s/ Susan Olsen Name: Susan Olsen Title: Vice President

Address: 388 Greenwich Street, 32nd Floor New York, NY 10013 Attention: Attention: Susan Manuelle Telephone No.: (212) 816-0962 Facsimile No.: (646) 352-0751

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Documentation Agent and as a Lender

By: /s/ Annie Dorval Name: ANNIE DORVAL Title: AUTHORIZED SIGNATORY

Address: 31 West 52nd Street New York, NY 10019 Attention: Telephone No.: Facsimile No.:

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

U.S. BANK NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By: /s/ Caroline V. Krider Name: Caroline V. Krider Title: SVP & Milwaukee Market Leader

Address: 777 E. Wisconsin Avenue MK-WI-T5CB Milwaukee, WI 53202 Attention: Caroline Krider Telephone No.: 414-765-5971 Facsimile No.: 414-765-4632

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ Josh Rosenthal Name: Josh Rosenthal Title: Authorized Signatory

Address:
200 West Street
New York, NY 10282

Attention: Thierry C. Le Jouan
c/o Goldman, Sachs & Co.
30 Hudson Street, 4th Floor
Jersey City, NJ 07302
Telephone No.: 212-934-3921
Facsimile No.: 917-977-3966

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

BARCLAYS BANK PLC, as a Lender

By: /s/ Chris Walton Name: Chris Walton Title: Director

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

BMO HARRIS BANK N.A., as a Lender

By: /s/ Ronald J. Carey Name: Ronald J. Carey Title: Senior Vice President

Address: 770 N. Water Street Milwaukee, WI 53122 Attention: Ronald J. Carey Telephone No.: 414-765-7439 Facsimile No.: 414-765-7670

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

MIZUHO BANK, LTD., as a Lender

By: /s/ Donna DeMagistris Name: Donna DeMagistris Title: Authorized Signatory

Address: 1251 Avenue of the Americas New York, NY 10020 Attention: Tandou Chou Telephone No.: 212-282-4029 Facsimile No.: 212-282-4488

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

MUFG BANK, LTD., as a Lender

By /s/ Eric Hill Name: Eric Hill Title: Authorized Signatory

Address: 1251 Avenue of the Americas New York, New York 10020-1104 Attention: U.S. Wholesale Banking Christina Schuschel Telephone No.: 312-696-4663 Facsimile No.: 212-782-6440 with a copy to
312-696-4535

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Christopher Herman Name: Christopher Hermann Title: Senior Vice President

Address: 411 East Wisconsin Avenue Suite 1400 Milwaukee, WI 53202 Attention: Andrew Klvana Telephone No.: 414-270-5663 Facsimile No.: 414-226-2353

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

THE BANK OF NEW YORK MELLON, as a Lender

By: /s/ Daniel Koller Name: Daniel Koller Title: Vice President

Address: One Mellon Center 500 Grant Street Suite 3600 Pittsburgh, Pa 15258-0001 Attention: Daniel Koller Telephone No.: 412-236-9682 Facsimile No.: 412-236-1914

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Lender

By: /s/ Robert Grillo Name: Robert Grillo Title: Director

Address: 277 Park Avenue, 31st Floor New York, NY 10172 Attention: Lending Operations Tessie Amante Telephone No.: (212)-801-9744 Facsimile No.: (212)-801-9859

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

ICICI BANK LIMITED, NEW YORK BRANCH, as a Lender

By: /s/ Akashdeep Sarpal Name: Akashdeep Sarpal Title: Country Head - USA ICICI Bank Limited

Address: 500, Fifth Avenue Suite 2830, New York, NY 10110 Attention: Country Head, USA Telephone No.: 646 827 8448 Facsimile No.: 646 827 8435

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

LLOYDS BANK PLC, as a Lender

By: /s/ Daven Popat
Name: Daven Popat
Title: Senior Vice President
      Transaction Execution
      Category A
      P003

By: /s/ Allen McGuire
Name: Allen McGuire
Title: Assistant Manager
      Transaction Execution
      Category A
      M004

Address: 1095 Avenue of the Americas, 34th Fl. New York, NY 10036 Attention: Ben Wynne-Davies Telephone No.: (212) 284-0416 Facsimile No.: N/A

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Matt J. Perrizo Name: Matt J. Perrizo Title: Vice President

Address: 10 S Wacker Drive, 22nd Floor Chicago, IL 60606 Attention: Matt J. Perrizo Telephone No.: 312-630-2366 Facsimile No.: 312-553-4783

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

THE NORTHERN TRUST COMPANY, as a Lender

By: /s/ Keith L. Burson Name: Keith L. Burson Title: Senior Vice President

Address: 50 S. La Salle Street, M-28 Chicago, IL 60603 Attention: Keith Burson Telephone No.: 312-444-3099 Facsimile No.: 312-557-1425

Signature Page to Credit Agreement
Harley-Davidson, Inc. et al

SCHEDULE I
FUNDING PROTOCOLS re: SYNDICATED GLOBAL LOANS

Harley-Davidson $780million Global Credit Facility

Location	Tenor	Notice to Ad Agent	Minimum Amounts Borrowing/Increments	Rate fixing	Screen	Comment

U.S. Borrower - Syndicated Global Loans – US or IBF Nassau

Houston Loan & Agency
ABR	overnight	same day/3PM NYT	$5mm/500m	Not Applicable	Not Applicable
Eurodollar	7, 30, 60, 90, 180	2 Business Days/12 noon NYT	$5mm/500m	Not Applicable	Reuters LIBOR01	NY fixing

SCHEDULE II
INTERCOMPANY SUBORDINATION TERMS
(i) The Borrowers agree that any and all claims of the Borrowers against any Guarantor with respect to any “Guarantor Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrowers may make loans to and receive payments in the ordinary course with respect to such Guarantor Intercompany Indebtedness from any Guarantor to the extent permitted by the terms of the Agreement and the other Loan Documents. Notwithstanding any right of the Borrowers to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrowers, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor shall be and are subordinated to the rights of the holders of the Obligations and the Global Administrative Agent in those assets. Except as otherwise permitted above, the Borrowers shall not have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Obligations owing to any Lender or any Affiliate thereof (such Hedging Obligations, the “Hedging Liabilities”) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of such Guarantor is dissolved or if substantially all of the assets of such Guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness (excepting indebtedness for fees and other administrative charges, if any, as may from time to time accrue in the ordinary course of business) of any Guarantor to the Borrowers (“Guarantor Intercompany Indebtedness”) shall be paid or delivered directly to the Global Administrative Agent for application on any of the Obligations and Hedging Liabilities, due or to become due, until such Obligations and Hedging Liabilities (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrowers upon or with respect to any Guarantor Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and Hedging Liabilities and the termination of all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (and their affiliates), the Borrowers shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and such Hedging Liabilities and shall forthwith deliver the same to the Global Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrowers where necessary), for application to any of the Obligations and such Hedging Liabilities, due or not due, and, until so delivered, the same shall be held in trust by the Borrowers as the property of the holders of the Obligations and such Hedging Liabilities. If the Borrowers fail to make any such endorsement or assignment to the Global Administrative Agent, the Global Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrowers agree that until the Obligations (other than the contingent indemnity obligations) and such Hedging Liabilities have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (and their affiliates) have been terminated, the Borrowers will not assign or transfer to any Person (other than the Global Administrative Agent) any claim the Borrowers have or may have against any Guarantor.
(ii) Each Guarantor agrees that any and all claims of such Guarantor against the Borrowers with respect to any “Borrower Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing each Guarantor may make loans to and receive payments in the ordinary course with respect to such Borrower Intercompany Indebtedness from the Borrowers to the extent permitted by the terms of the Agreement and the other Loan Documents. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from the Borrowers, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of the Borrowers shall be and are subordinated to the rights of the holders of the Obligations and the Global Administrative Agent in those assets. Except as otherwise permitted above, no Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Liabilities shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of the Borrowers, or the proceeds thereof, are subject to any distribution, division or application to the creditors of the Borrowers, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any of the Borrowers is dissolved or if substantially all of the assets of any of the Borrowers are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness (excepting indebtedness for fees and other administrative charges, if any, as may from time to time accrue in the ordinary course of business) of the Borrowers to any Guarantor (“Borrower Intercompany Indebtedness”) shall be paid or delivered directly to the Global Administrative Agent for application on any of the Obligations and Hedging Liabilities, due or to become due, until such Obligations and Hedging Liabilities (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by any Guarantor upon or with respect to any Borrower Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and Hedging Liabilities and the termination of all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (and their affiliates), the applicable Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and such Hedging Liabilities and shall forthwith deliver the same to the Global Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Obligations and such Hedging Liabilities, due or not due, and, until so delivered, the same shall be held in trust by such Guarantor as the property of the holders of the Obligations and such Hedging Liabilities. If any Guarantor fails to make any such endorsement or assignment to the Global Administrative Agent, the Global Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. Each Guarantor agrees that until the Obligations (other than the contingent indemnity obligations) and such Hedging Liabilities have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the holders of the Obligations (and their affiliates) have been terminated, such Guarantor will not assign or transfer to any Person (other than the Global Administrative Agent) any claim such Guarantor has or may have against the Borrowers.

SCHEDULE 6.2.2(c)

LIENS

Liens from time to time securing the following industrial revenue bonds and related agreements, instruments, and documents: $2,273,000 Missouri Development Finance Board BUILD Missouri Revenue Bonds Series 2002 (Harley-Davidson Project), including extensions, renewals, and replacements thereof.

Harley-Davidson, Inc.

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Wisconsin	Die-Tech and Engineering, Inc.	160006069223	05/05/16	Certain equipment	N/A
Wisconsin	Grand Die Engravers, Inc.	160008046422	06/15/16	Certain equipment	N/A
Wisconsin	Die-Tech and Engineering, Inc.	160014237926	10/31/16	Certain equipment	N/A
Wisconsin	Die-Tech and Engineering, Inc.	170000136313	01/04/17	Certain equipment	N/A
Wisconsin	Die-Tech and Engineering, Inc.	170015023112	11/03/17	Certain equipment	N/A
Wisconsin	Die-Tech and Engineering, Inc.	170017439731	12/29/17	Certain equipment	N/A

Harley-Davidson Credit Corp.

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	Harley-Davidson Motorcycle Trust 2011-1; Harley-Davidson Customer Funding Corp.	2011021582-2	08/12/11
(i) All right, title and interest of Debtor in and to the Contracts listed on the List of Contracts in effect on the closing date (including without limitation all security interests and all rights to receive certain payments), (ii) all rights of Debtor under any theft, physical damage, credit life, disability or other individual insurance policy, any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iii) all security interests in each such Motorcycle, (iv) all documents contained in the related Contract Files, (v) all rights to certain lockboxes, (vi) all rights under certain dealer agreements, (vii) all of Debtor’s rights to certain rebates and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts and repair agreements, and (viii) all proceeds and products of the foregoing.
N/A

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	Harley-Davidson Motorcycle Trust 2011-2; Harley-Davidson Customer Funding Corp.	2011029894-1	11/09/11
(i) All right, title and interest of Debtor in and to the Contracts listed on the List of Contracts in effect on the closing date (including without limitation all security interests and all rights to receive certain payments), (ii) all rights of Debtor under any theft, physical damage, credit life, disability or other individual insurance policy, any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iii) all security interests in each such Motorcycle, (iv) all documents contained in the related Contract Files, (v) all rights under certain dealer agreements, (vi) all rights to certain lockboxes, (vii) all rights of Debtor under the Transfer and Sale Agreement, (viii) certain amounts paid into the Trust Accounts from time to time, (ix) all of Debtor’s rights to certain rebates and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts and repair agreements, and (x) all proceeds and products of the foregoing.
N/A

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	Harley-Davidson Motorcycle Trust 2012-1; Harley-Davidson Customer Funding Corp.	2012020276-4	07/25/12
(i) All right, title and interest of Debtor in and to the Contracts listed on the List of Contracts in effect on the closing date (including without limitation all security interests and all rights to receive certain payments), (ii) all rights of Secured Party to payments which are collected, including liquidation proceeds, (iii) all rights of Debtor under any theft, physical damage, credit life, disability or other individual insurance policy, any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iv) all security interests in each such Motorcycle, (v) all documents contained in the related Contract Files, (vi) all rights to certain lockboxes, (vii) all rights under certain dealer agreements, (viii) all of Debtor’s rights to certain rebates and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts and repair agreements, and (ix) all proceeds and products of the foregoing.
N/A

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	Harley-Davidson Motorcycle Trust 2013-1; Harley-Davidson Customer Funding Corp.; and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee	2013010510-2	04/24/13
(i) All right, title and interest of Debtor in and to the Contracts listed on the List of Contracts in effect on the closing date (including without limitation all security interests and all rights to receive certain payments), (ii) all rights of Debtor to payments which are collected, including liquidation proceeds, (iii) all rights of Debtor under any theft, physical damage, credit life, disability or other individual insurance policy, any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iv) all security interests in each such Motorcycle, (v) all documents contained in the related Contract Files, (vi) all rights to certain lockboxes, (vii) all rights under certain dealer agreements, (viii) all of Debtor’s rights to certain rebates and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts and repair agreements, and (ix) all proceeds and products of the foregoing.
N/A

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	Harley-Davidson Motorcycle Trust 2014-1; Harley-Davidson Customer Funding Corp.; and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee	2014009535-3	04/16/14
(i) All right, title and interest of Debtor in and to the Contracts listed on the List of Contracts in effect on the closing date (including without limitation all security interests and all rights to receive certain payments), (ii) all rights of Debtor to payments which are collected, including liquidation proceeds, (iii) all rights of Debtor under any theft, physical damage, credit life, disability or other individual insurance policy, any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iv) all security interests in each such Motorcycle, (v) all documents contained in the related Contract Files, (vi) all rights to certain lockboxes, (vii) all rights under certain dealer agreements, (viii) all of Debtor’s rights to certain rebates and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts and repair agreements, and (ix) all proceeds and products of the foregoing.
N/A

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	Harley-Davidson Motorcycle Trust 2015-1; Harley-Davidson Customer Funding Corp.; and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee	2015002666-5	01/28/15
(i) All right, title and interest of Debtor in and to the Contracts listed on the List of Contracts in effect on the closing date (including without limitation all security interests and all rights to receive certain payments), (ii) all rights of Debtor to payments which are collected, including liquidation proceeds, (iii) all rights of Debtor under any theft, physical damage, credit life, disability or other individual insurance policy, any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iv) all security interests in each such Motorcycle, (v) all documents contained in the related Contract Files, (vi) all rights to certain lockboxes, (vii) all rights under certain dealer agreements, (viii) all of Debtor’s rights to certain rebates and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts and repair agreements, and (ix) all proceeds and products of the foregoing.
N/A

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	Harley-Davidson Motorcycle Trust 2015-2; Harley-Davidson Customer Funding Corp.; and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee	2015013857-3	05/27/15
(i) All right, title and interest of Debtor in and to the Contracts listed on the List of Contracts in effect on the closing date (including without limitation all security interests and all rights to receive certain payments), (ii) all rights of Debtor to payments which are collected, including liquidation proceeds, (iii) all rights of Debtor under any theft, physical damage, credit life, disability or other individual insurance policy, any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iv) all security interests in each such Motorcycle, (v) all documents contained in the related Contract Files, (vi) all rights to certain lockboxes, (vii) all rights under certain dealer agreements, (viii) all of Debtor’s rights to certain rebates and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts and repair agreements, and (ix) all proceeds and products of the foregoing.
N/A

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	TD Securities Inc., as Administrative Agent; Harley-Davidson Warehouse Funding Corp.	2015034785-5	12/16/15
All Debtor’s right, title and interest in and to the retail installment sale contracts, promissory notes and security agreements and related assets and interests in property purportedly conveyed to Harley-Davidson Warehouse Funding Corp pursuant to that certain Amended and Restated 2015 Receivables Sale Agreement dated as of December 14, 2016.
Amendment # 2016034831-6 filed 12/14/16 amending collateral.

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	Harley-Davidson Motorcycle Grantor Trust 2016-A; Harley-Davidson Customer Funding Corp	2016016884-5	06/15/16
All Debtor’s right, title and interest in and to the Contracts in effect on the closing date (including without limitation all security interests created thereunder), (ii) all rights of Debtor to payments which are collected, including liquidation proceeds, (iii) all rights of Debtor under any theft, physical damage, credit life, disability or other individual insurance policy, any debt insurance policy or any debt cancellation agreement relating to any such Contract, an Obligor or a Motorcycle securing such Contract, (iv) all security interests in each such Motorcycle, (v) all documents contained in the related Contract Files, (vi) all rights to certain lockboxes, (vii) all rights under certain dealer agreements, (viii) all of Debtor’s rights to certain rebates and other amounts relating to insurance policies, debt cancellation agreements, extended service contracts and repair agreements, and (ix) all proceeds and products of the foregoing.
N/A

JURISDICTION	SECURED PARTY	FILE NUMBER	FILING DATE	SUMMARY COLLATERAL DESCRIPTION	ADDITIONAL FILINGS
Nevada	TD Securities Inc., as Administrative Agent; Harley-Davidson Warehouse Funding Corp.	2016034830-4	12/14/16
All Debtor’s right, title and interest in and to the retail installment sale contracts, promissory notes and security agreements and related assets and interests in property purportedly conveyed to Harley-Davidson Warehouse Funding Corp pursuant to that certain 2016 Receivables Sale Agreement dated as of December 14, 2016.
N/A

EXHIBIT A
TO
CREDIT AGREEMENT

Commitments

US-DOCS\99723304.4

Lender	Commitment
JPMorgan Chase Bank, N.A.	$95,000,000
Citibank, N.A.	$95,000,000
The Toronto-Dominion Bank, New York Branch	$95,000,000
U.S. Bank National Association	$95,000,000
Goldman Sachs Bank USA	$45,000,000
Barclays Bank PLC	$40,000,000
BMO Harris Bank N.A.	$40,000,000
Mizuho Bank, Ltd.	$40,000,000
MUFG Bank, Ltd.	$40,000,000
PNC Bank, National Association	$40,000,000
The Bank of New York Mellon	$35,000,000
Australia and New Zealand Banking Group Limited	$25,000,000
ICICI Bank Limited, New York Branch	$25,000,000
Lloyds Bank plc	$25,000,000
Wells Fargo Bank, National Association	$25,000,000
The Northern Trust Company	$20,000,000
Aggregate Commitment	$780,000,000.00

B-1-1

EXHIBIT B-1
TO
CREDIT AGREEMENT

Form of Syndicated Global Note
__________ ___, 20___
[HARLEY-DAVIDSON, INC., a Wisconsin corporation] [HARLEY-DAVIDSON FINANCIAL SERVICES, INC., a Delaware corporation] (the “Global Borrower”), promises to pay to [                                    ] (the “Syndicated Global Lender”) the aggregate unpaid principal amount of all Syndicated Global Loans made by the Syndicated Global Lender to the Global Borrower pursuant to Article II of the Credit Agreement hereinafter referred to (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement), in immediately available funds on the dates and at the offices of JPMorgan Chase Bank, N.A., as Global Administrative Agent, specified in the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. The Global Borrower shall pay the outstanding principal of and accrued and unpaid interest on the Syndicated Global Loans in full on the Termination Date.
The Syndicated Global Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Syndicated Global Loan and the date and amount of each principal payment hereunder.
This Note is one of the Syndicated Global Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of April 6, 2018 entered into among the Global Borrower, [Harley-Davidson, Inc., a Wisconsin corporation,] [Harley-Davidson Financial Services, Inc., a Delaware corporation,] Harley-Davidson Credit Corp., a Nevada corporation, as the Guarantor and JPMorgan Chase Bank, N.A., as the Global Administrative Agent, and the institutions from time to time party thereto as Lenders, including the Syndicated Global Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Syndicated Global Note, including the terms and conditions under which this Syndicated Global Note may be prepaid or its maturity date accelerated. The Agreement, among other things, provides for the making of “Syndicated Global Loans” by the Syndicated Global Lender to the Global Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Syndicated Global Lender’s Commitment, except as otherwise contemplated in the Agreement.
Except as otherwise provided in the Agreement, the Global Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

B-1-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS.

[HARLEY-DAVIDSON, INC.]
[HARLEY-DAVIDSON FINANCIAL SERVICES, INC.]

By: _____________________________
Name:
Title:

B-1-3

Schedule of Syndicated Global Loans and Payments of Principal
to
Syndicated Global Note of [Insert relevant Global Borrower]
Dated __________ ____, 20___

Date	Principal amount and currency of Syndicated Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

B-1-4

EXHIBIT B-2
TO
CREDIT AGREEMENT

Form of Bid Rate Note
__________ ___, 20___
[HARLEY-DAVIDSON, Inc., a Wisconsin corporation] [HARLEY-DAVIDSON FINANCIAL SERVICES, INC., a Delaware corporation] (the “Global Borrower”), promises to pay to [                                    ] (the “Syndicated Global Lender”) the aggregate unpaid principal amount of all Bid Rate Loans made by the Syndicated Global Lender to the Global Borrower pursuant to Article II of the Credit Agreement hereinafter referred to (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement), in immediately available funds on the dates and at the offices of JPMorgan Chase Bank, N.A., as Global Administrative Agent, specified in the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. The Global Borrower shall pay the outstanding principal of and accrued and unpaid interest on each Bid Rate Loan in full on the maturity date for such Bid Rate Loan determined in accordance with the Agreement.
The Syndicated Global Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date, amount, maturity date and other pertinent terms of, and the interest rate and interest payment dates applicable to, each Bid Rate Loan, and the date and amount of each principal payment hereunder.
This Bid Rate Note is one of the Bid Rate Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of April 6, 2018 entered into among the Global Borrower, [Harley-Davidson, Inc., a Wisconsin corporation,] [Harley-Davidson Financial Services, Inc., a Delaware corporation,] Harley-Davidson Credit Corp., a Nevada corporation, as the Guarantor and JPMorgan Chase Bank, N.A., as the Global Administrative Agent, and the institutions from time to time party thereto as Lenders, including the Syndicated Global Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Bid Rate Note, including the terms and conditions under which this Bid Rate Note may be prepaid or its maturity date accelerated.
Except as otherwise provided in this Agreement, the Global Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS.

B-2-1

[HARLEY-DAVIDSON, INC.]
[HARLEY-DAVIDSON FINANCIAL SERVICES, INC.]

By: _____________________________
Name:
Title:

B-2-2

Schedule of Bid Rate Loans and Payments of Principal
to
Bid Rate Note of [Insert relevant Global Borrower]
Dated __________ ____, 20___

Date	Principal amount and currency of Bid Rate Loan	Maturity Date of Loan	Interest Rate and Basis for Calculation	Interest Payment Dates	Other Pertinent Terms	Principal Amount Paid

B-2-3

EXHIBIT C
TO
CREDIT AGREEMENT

Form of Assignment Agreement
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Global Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	Harley-Davidson, Inc. Harley-Davidson Financial Services, Inc.

4.	Global Administrative Agent:	JPMorgan Chase Bank, N.A., as the Global Administrative Agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of April 6, 2018 among the Borrowers, Harley-Davidson Credit Corp., as the Guarantor, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ____, 20___ [TO BE INSERTED BY GLOBAL ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A., as Global Administrative Agent

By:
Title:

[Consented to:]

[HARLEY-DAVIDSON, INC.]

By:
Title:

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Global Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Global Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Global Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Assignment and Assumption and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the state of New York, but giving effect to Federal laws applicable to banks.

APPENDIX I
to
Assignment and Assumption Agreement
FORM OF NOTICE OF ASSIGNMENT
[Date]
To:        Harley-Davidson, Inc.
[Address]
Attention:
JPMorgan Chase Bank, N.A. as Global Administrative Agent
[Address]
Attention:
From:    [NAME OF ASSIGNOR] (the “Assignor”)
[NAME OF ASSIGNEE] (the “Assignee”)
1.    We refer to the Credit Agreement (as it may be amended, modified, renewed or extended from time to time, the “Credit Agreement”) described in Item 5 of the Assignment Agreement defined below. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
2.    This Notice of Assignment (this “Notice”) is given and delivered to the Global Administrative Agent pursuant to Section 13.3(B) of the Credit Agreement.
3.    The Assignor and the Assignee have entered into an Assignment and Assumption Agreement, dated as of _________ ___, 20___ (the “Assignment Agreement”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the Assigned Interest defined in the Assignment Agreement. The Effective Date of the Assignment Agreement shall be as specified in the Assignment Agreement.
4.    The Assignor and the Assignee hereby give to Harley and the Global Administrative Agent notice of the assignment and delegation referred to herein.
5.    The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment Agreement are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

6.    The Assignee authorizes the Administrative Agent to act as its contractual representative under the Loan Documents in accordance with the terms thereof.

NAME OF ASSIGNOR	NAME OF ASSIGNEE
By:_____________________________ Name: Title:	By:_____________________________ Name: Title:

Acknowledged and consented to by: JPMORGAN CHASE BANK, N.A., as Global Administrative Agent	Acknowledged and consented to by: HARLEY-DAVIDSON, INC.
By:_____________________________ Name: Title:	By:_____________________________ Name: Title:

EXHIBIT D
TO
CREDIT AGREEMENT

List of Closing Documents
Attached

D-1

CREDIT FACILITY

TO

HARLEY-DAVIDSON, INC. and HARLEY-DAVIDSON FINANCIAL SERVICES, INC.,
as the U.S. Borrowers
April 6, 2018

LIST OF CLOSING DOCUMENTS

ARTICLE XVI	CREDIT AGREEMENT

16.1
Credit Agreement (the “Credit Agreement”) dated as of April 6, 2018 entered into among Harley-Davidson, Inc., a Wisconsin Corporation (“Harley”), Harley-Davidson Financial Services, Inc., a Delaware corporation (“HDFS” and together with Harley, the “Borrowers”), Harley-Davidson Credit Corp., a Nevada corporation (“HDCC”), the institutions from time to time a party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as the Global Administrative Agent, evidencing a revolving credit facility in the original aggregate amount of $780,000,000.

EXHIBITS
EXHIBIT A         --    Commitments (Definitions)
EXHIBIT B-1        --    Form of Syndicated Global Note (Definitions)
    EXHIBIT B-2         --    Form of Bid Rate Note (Definitions)
    EXHIBIT C         --    Form of Assignment Agreement (§13.3)
    EXHIBIT D        --    List of Closing Documents (§4.1)
EXHIBIT E-1        --    Form of Increasing Lender Supplement (§2.4(b))
EXHIBIT E-2        --    Form of Augmenting Lender Supplement (§2.4(b))

SCHEDULES

Schedule I        --    Funding Protocols re: Syndicated Global Loans
Schedule II        --    Intercompany Subordination Terms
Schedule 6.2.2(c)    --    Liens

1

US-DOCS\100064397.4

16.2	Syndicated Global Notes executed by the applicable Borrower pursuant to the Credit Agreement in favor of requesting Lenders.

16.3	Bid Rate Notes executed by the applicable Borrower pursuant to the Credit Agreement in favor of the requesting Lenders.

ARTICLE XVII	CORPORATE DOCUMENTS

17.1
Certificate of the Secretary or an Assistant Secretary of each Borrower certifying (i) that attached thereto is a true and correct copy of resolutions of the Board of Directors (or comparable governing body) of such Borrower approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation (or comparable constituent document) of such Borrower since the date of the most recent certification thereof by the appropriate governmental authority in its jurisdiction of organization delivered to the Global Administrative Agent, (iii) Good Standing certificate of such Borrower from the office of the Secretary of State (or analogous governmental body) of its jurisdiction of organization (to the extent such concept is applicable in such jurisdiction), (iv) the By-Laws (or other comparable governing document) attached thereto of such Borrower as in effect on the date of such certification, and (v) the names and true signatures of the incumbent officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party.

17.2
Certificate of the Secretary or an Assistant Secretary of HDCC certifying (i) that attached thereto is a true and correct copy of resolutions of the Board of Directors of HDCC approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation (or comparable constituent document) of HDCC since the date of the most recent certification thereof by the Secretary of State of Nevada delivered to the Global Administrative Agent, (iii) Good Standing certificate for HDCC from the office of the Secretary of State of Nevada, (iv) the By-Laws attached thereto of HDCC as in effect on the date of such certification, and (v) the names and true signatures of the incumbent officers of HDCC authorized to sign the Loan Documents to which HDCC is a party.

ARTICLE XVIII	OPINIONS

18.1	Opinion letter of Foley & Lardner LLP, U.S. counsel to Harley, HDFS and HDCC addressed to the Global Administrative Agent and the Lenders.

18.2	Opinion letter of Steve Boettinger, assistant general counsel of Harley, HDFS and HDCC addressed to the Global Administrative Agent and the Lenders.

ARTICLE XIX	DOCUMENTATION RELATING TO HARLEY-DAVIDSON, INC.

19.1
Support Agreement, dated as of September 26, 1996 between Harley and HDFS evidencing Harley’s agreement to support certain debts of HDFS and its Subsidiaries, together with and as supplemented by the letter agreement dated as of April 7, 2016, the letter agreement dated as of May 1, 2017 and the letter agreement dated as of April 6, 2018, in each case to the Global Administrative Agent from Harley and HDFS.

19.2	Subordination Agreement from Harley for the benefit of the Global Administrative Agent.

Signature Page to Consent and Reaffirmation to Amendment No. 1
5-Year Credit Agreement dated as of April 7, 2016
Harley-Davidson, Inc. et al

ARTICLE XX	MISCELLANEOUS

20.1	Payout and Termination Letter with respect to the Existing Credit Agreement evidencing, to the Global Administrative Agent’s satisfaction, the termination of the Existing Credit Agreement.

20.2	Amendment No. 1 to the Existing Multicurrency Credit Agreement.

20.3	Legal opinions by Foley & Lardner LLP and Steve Boettinger addressed to the Global Administrative Agent and the Lenders in respect of items 8, 9 and 11 above.

Signature Page to Consent and Reaffirmation to Amendment No. 1
5-Year Credit Agreement dated as of April 7, 2016
Harley-Davidson, Inc. et al